EXECUTION COPY

LOAN SALE AND SERVICING AGREEMENT

by and among

BRFC-Q 2010 LLC,

a Delaware limited liability company, as Seller,

QUORUM FEDERAL CREDIT UNION,

a federally chartered credit union, as Buyer,

VACATION TRUST, INC.,

a Florida corporation, as Club Trustee,

U.S. BANK NATIONAL ASSOCIATION,

a national banking association, as Custodian and Paying Agent,

BLUEGREEN CORPORATION,

a Massachusetts corporation, as Servicer,

CONCORD SERVICING CORPORATION,

an Arizona corporation, as Backup Servicer,

Dated as of December 22, 2010

i

v

Schedule I	Representations and Warranties Regarding the Timeshare Loans
Schedule II	Pending Litigation and Other Proceedings
Exhibit A	Collection Policy
Exhibit B	Lost Note Affidavit
Exhibit C	Reserved
Exhibit D	Credit Policy
Exhibit E	Sale Notice
Exhibit F1	Buyer Commitment Purchase Confirmation
Exhibit F2	Buyer Purchase Confirmation
Exhibit G	Monthly Servicer Report
Exhibit H	Service Officer’s Certificate
Exhibit I	Record Layout for Data Tapes
Exhibit J	Reserved
Exhibit K	Local Counsel Opinions for Resorts’ Jurisdictions
Exhibit L	Waiver Letter
Exhibit M	Aruba Notice
Exhibit N	Club Trust Agreement
Exhibit O	ACH Form
Exhibit P	Quorum Closed dates
Exhibit Q	Resort Ratings
Exhibit R	Monthly Buyer Notice
Exhibit S	Commitment Purchase Period Terms Letter
Annex A	Standard Definitions

LOAN SALE AND SERVICING AGREEMENT

This LOAN SALE AND SERVICING AGREEMENT (this “Agreement”), dated as of December 22, 2010 (the “Closing Date”), is by and among BRFC-Q 2010 LLC, a Delaware limited liability company, as seller (the “Seller”), QUORUM FEDERAL CREDIT UNION, a federally chartered credit union, as buyer (the “Buyer”), BLUEGREEN CORPORATION (“Bluegreen”), a Massachusetts corporation, in its capacity as servicer (the “Servicer”), VACATION TRUST, INC., a Florida corporation, as trustee under the Club Trust Agreement (the “Club Trustee”), CONCORD SERVICING CORPORATION, an Arizona corporation, as backup servicer (the “Backup Servicer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as custodian and paying agent (the “Custodian” and the “Paying Agent”).

RECITALS

WHEREAS, from time to time during the Purchase Period, the Seller may sell and the Buyer may purchase Timeshare Loans, in accordance with the terms and conditions of this Agreement (each such transaction a “Sale”);

WHEREAS, the Servicer shall service and administer the Timeshare Loans;

WHEREAS, the Backup Servicer has agreed to, among other things, service and administer the Timeshare Loans if the Servicer shall no longer be the Servicer hereunder;

WHEREAS, the Club Trustee is a limited purpose entity which, on behalf of Beneficiaries of the Club, holds title to the Timeshare Properties related to the Timeshare Loans; and

WHEREAS, pursuant to the Custodial Agreement of even date herewith, the Custodian shall serve as custodian of the Timeshare Loan Files, and

WHEREAS, pursuant to this Agreement, the Paying Agent has agreed to serve as the Paying Agent for the Collection Account.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

SECTION 1.1.	General Definitions and Usage of Terms.

(a)       In addition to the terms defined elsewhere in this Agreement, capitalized terms shall have the meanings given them in the Standard Definitions attached hereto as Annex A.

(b)       With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all amendments, modifications and supplements thereto or any changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their successors and assigns; and the term “including” means “including without limitation”.

SECTION 1.2.	Effect of Headings and Table of Contents.

The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.3.	Successors and Assigns.

All covenants and agreements in this Agreement by each of the parties hereto shall bind its respective successors and permitted assigns, whether so expressed or not.

SECTION 1.4.	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SECTION 1.5.	Legal Holidays.

Any distribution or payment that is scheduled or proposed to be made on a day that is not a Business Day shall be made on the next succeeding Business Day; provided, that no penalty interest shall accrue for the period from and after such distribution, or any other date on which payment is proposed to be paid, as the case may be, until such next succeeding Business Day.

SECTION 1.6.	Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 1.7.	Inspection.

(a)       After the Closing Date and until the Agreement Termination Date, the Buyer shall have the right to conduct periodic due diligence at the Seller’s sole cost and expense (not to exceed five thousand dollars ($5,000.00) per occurrence) to cover travel and administrative expenses for the Buyer) in accordance with the parameters set forth below in Section 1.7(b) with regard to the Seller and/or the Servicer upon reasonable notice to the applicable party and no more than once per calendar year, unless a Purchase Termination Event or Servicer Termination Event has occurred and is continuing.

(b)       After the Closing Date and until the Agreement Termination Date, the Seller agrees that, on ten (10)Business Days prior notice (or, one (1) Business Day prior notice after the occurrence and during the continuance of a Purchase Termination Event or a Servicer Termination Event), it shall permit the Buyer and its representatives, during the Seller’s normal business hours, to examine all of the books of account, records, reports and other papers of the Seller and/or the Servicer, to make copies thereof and extracts therefrom, and to discuss its affairs, finances and accounts with its designated officers, employees, all at such reasonable times (either annually or otherwise as specified above in Section 1.7(a)) for the purpose of reviewing or evaluating the financial condition or affairs of the Seller or the performance of and compliance with the covenants and undertakings of the Seller and the Servicer in this Agreement or any of the other documents referred to herein or therein. Any reasonable expense incident to the exercise by the Buyer through third party representatives up to twenty five thousand dollars ($25,000.00) during any calendar year, of any right under this Section 1.7(b) shall be borne by the Seller. Nothing contained herein shall be construed as a duty of the Buyer to perform such inspection.

SECTION 1.8.	Conveyance of Timeshare Loans.

Subject to the terms and conditions of this Agreement, on each Sale Date, in return for the Timeshare Loan Acquisition Price for each Sale Date Loan Pool, the Seller does hereby sell, transfer, assign and grant to the Buyer, without recourse (except as provided in Section 6.1and Section 9.1hereof), all of Seller’s right, title and interest in and to the following whether now owned or hereafter acquired and any and all benefits accruing to the Seller from, but excluding the Deferred Purchase Price and any related proceeds, (i) the Timeshare Loans, listed from time to time on the Schedule of Timeshare Loans (ii) any Qualified Substitute Timeshare Loans, listed from time to time on the Schedule of Timeshare Loans, (iii) the Receivables in respect of each such Timeshare Loan due after the related Cut-Off Date, (iv) the related Timeshare Loan Documents (excluding any rights as developer or declarant under the Timeshare Declaration, the Timeshare Program Consumer Documents or the Timeshare Program Governing Documents), (v) all Related Security in respect of each such Timeshare Loan, (vii) all rights and remedies under the Purchase Agreement including, but not limited to, its rights with respect to the representations and warranties of the Originator therein, together with all rights of the Seller with respect to any breach thereof including any right to require the Originator to cure, repurchase or substitute any Defective Timeshare Loans in accordance with the provisions of the Purchase Agreement, (vii) all amounts properly deposited in the Lockbox Account (after the related Cut-Off Date) and the Collection Account and (viii) proceeds of the foregoing (including, without limitation, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds (as applicable), condemnation awards, rights to payment of any and every kind, and other forms of obligations and receivables which at any time constitute all or part or are included in the proceeds of any of the foregoing) (collectively, the “Assets”). Upon any such sale and transfer, the ownership of each Timeshare Loan and all collections allocable to principal and interest thereon after the related Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 1.8 shall immediately vest in the Buyer. The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Timeshare Loan for any purpose whatsoever other than for federal and state income and franchise tax reporting and financial reporting in accordance with GAAP. The parties to this Agreement hereby acknowledge that the “credit risk” of the Timeshare Loans conveyed hereunder shall be borne by the Buyer and its subsequent permitted assignees. The parties to this Agreement (1) acknowledge that Buyer currently is exempt from federal income tax and consequently does not report the tax character of the transactions, (2) acknowledge that Seller or its direct or indirect owners will report the transaction as a financing (i.e., a borrowing by the Seller) for federal and state income tax purposes, (3) agree that the parties intend this Agreement to be a financing for federal and state income tax purposes and (4) agree that, unless otherwise required by law or the Internal Revenue Service, they will treat the transactions as a financing on any tax returns they now or in the future file or are required to file, to the extent the characterization of the transactions as a sale or financing is or becomes relevant for federal or state income tax purposes.

                      Notwithstanding the foregoing, Buyer acknowledges that Seller is entitled to payment of the Deferred Purchase Price as more particularly set forth in Section 4.3(a) below, and in order to secure payment of the Deferred Purchase Price component of the Timeshare Loan Acquisition Price to the Seller, hereby grants to the Seller a continuing, first priority security interest in all of Buyer’s right, title and interest in, to, under, and with respect to the Deferred Purchase Price, the proceeds of or arising out of the Deferred Purchase Price (including, without limitation, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds (as applicable), rights to payment of any and every kind, and other forms of obligations and receivables which at any time constitute all or part or are included in the proceeds of any of the foregoing) and the Deposit Accounts. In addition, Buyer hereby authorizes the filing by the Seller of a related UCC financing statement in the applicable UCC filing office(s). The Buyer agrees that, from time to time, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or appropriate, or that the Seller may reasonably request, in order to perfect, protect or more fully evidence the foregoing security interest of the Seller or to enable the Seller to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, the Servicer shall, without the necessity of a request and upon the request of the Seller, execute and file or record (or cause to be executed and filed or recorded) such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to create and maintain in the Seller, a security interest that is first priority, at all times, in the Deferred Purchase Price and the Deposit Accounts to secure the payment of the Deferred Purchase Price, including, without limitation, recording and filing UCC-1 financing statements, amendments or continuation statements prior to the effective date of any change of the name, identity or structure or relocation of its chief executive office or any change that would or could affect the perfection pursuant to any financing statement or continuation statement or assignment previously filed or make any UCC-1 or continuation statement previously filed pursuant to this Agreement seriously misleading within the meaning of applicable provisions of the UCC (and the Buyer shall give the Seller at least thirty (30) Business Days prior notice of the expected occurrence of any such circumstance).

SECTION 1.9.	Closing Costs and Expenses.

                             The Seller shall pay any and all taxes, fees, premiums, or charges due to the appropriate authorities as may be due in connection with the sale or transfer of the Assets by the Seller to the Buyer on each Sale Date or Transfer Date. The Seller, the Buyer and Bluegreen shall each be responsible for the payment of their own expenses in connection with the negotiation and documentation of this Agreement and the other Transaction Documents, including, without limitation, legal and accounting fees. Each party further agrees to save the other party harmless from and against any liabilities with respect to or resulting from any delay in paying or any omission to pay the amounts for which such party is obligated pursuant to this Section 1.9.

ARTICLE II.

SALE AND PURCHASE

SECTION 2.1.	Process.

                              (a) General Process. During the Purchase Period, and subject to the terms and conditions of this Agreement, the Seller, if the Seller elects to pursue a Sale, shall give the Buyer prior written notice in substantially the form of Exhibit E hereto (a “Sale Notice”) not later than 2:00 p.m. (New York City time) on the date which is no less than three (3) Business Days prior to the date of a proposed Sale (each such sale date, a “Sale Date”) or during the Start-up Period five (5) Business Days prior to the date of a proposed Sale. Such Sale Notice shall specify (i) the principal amount of the Timeshare Loans and (ii) the proposed Sale Date, which must be a Business Day. The Buyer may act without liability upon the basis of written notice believed by the Buyer in good faith to be from the Seller (or from any Authorized Officer thereof designated in writing by the Seller to the Buyer). The Buyer shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Sale on behalf of the Seller until the Buyer receives written notice to the contrary. The Buyer shall have no duty to verify the authenticity of the signature appearing on any written Sale Notice.

                             (b) Commitment Period. Commencing on the first (1st) day of the third (3rd) month following the Closing Date until the end of the Commitment Period (the “Commitment Purchase Period”), the Buyer shall be obligated to purchase Eligible Timeshare Loans from the Seller such that the Buyer’s Net Investment Amount equals the Minimum Required Amount subject only to (i) the Seller offering through a Sale Notice to the Buyer Eligible Timeshare Loans with Loan Balances equal to at least the Minimum Required Amount and (ii) there being no occurrence and continuance of a Purchase Termination Event. Upon the receipt of a Sale Notice from the Seller during the Commitment Purchase Period, the Buyer shall confirm, by issuing a commitment purchase confirmation with such terms as are contained in the form of Exhibit F1 attached hereto and incorporated herein by this reference (a “Buyer Commitment Purchase Confirmation”) no later than 12:00 p.m. (New York City time) on the Business Day prior to the proposed Sale Date that Buyer shall fund in accordance with the Sale Notice. The Buyer shall deposit the Initial Purchase Price Installment in immediately available funds, no later than 12:00 p.m. (New York City time) on the related Sale Date, to the account designated by the Seller in the Sale Notice. Notwithstanding the foregoing, the Seller and Buyer hereby covenant and agree that all of the terms of the Buyer Commitment Purchase Confirmation shall be established during the Commitment Purchase Period on or prior to the Closing Date and evidenced in a fully executed commitment purchase period terms letter in the form attached hereto in Exhibit S (the “Commitment Purchase Period Terms Letter”) delivered by Buyer to Seller on the Closing Date.

                             (c) After the Commitment Period. Commencing on the first day of the last calendar month during the Commitment Purchase Period and continuing on the first day of each calendar month thereafter during the Purchase Period, the Buyer shall deliver to the Seller a written notice in substantially the form in Exhibit R attached hereto (the “Monthly Buyer Notice”) containing the terms satisfactory to Buyer for Sale Date Loan Pools to be purchased by the Buyer during the calendar month immediately following the month during which such Monthly Buyer Notice was given to the Seller. If the Seller delivers a Sale Notice to the Buyer based on the terms of the Monthly Buyer Notice and if the Buyer intends to enter into such Sale with the Seller upon such terms, then the Buyer shall confirm, by issuing a purchase confirmation in substantially the form in Exhibit F2 attached hereto (a “Buyer Purchase Confirmation”) no later than 12:00 p.m. (New York City time) on the Business Day prior to the proposed Sale Date that Buyer shall fund in accordance with the Sale Notice. The Buyer Purchase Confirmation shall specify items including the following (w) the Buyer Purchase Price Percentage, (x) the Initial Purchase Price Installment for such Sale Date Loan Pool, (y) the Program Fee Rate, and (z) any fees and expenses payable by the Seller to the Buyer. If the Seller decides to reject any Buyer Purchase Confirmation, it must provide notice to the Buyer no later than 3:00 p.m. (New York City time) on the Business Day prior to the proposed Sale Date. The Buyer shall deposit the Initial Purchase Price Installment in immediately available funds, no later than 12:00 p.m. (New York City time) on the related Sale Date, to the account designated by the Seller in the Sale Notice.

SECTION 2.2.	Initial Program Fee Rate and Maximum Program Fee Rate.

                             The Buyer shall specify the initial Program Fee Rate applicable to the first Sale Date as well as Maximum Program Fee Rate in a fee letter delivered to the Seller on the Closing Date. The Buyer shall provide notice of a change of the Maximum Program Fee Rate no less than three months prior to the end of the Maximum Program Fee Rate Period.

SECTION 2.3.	Combining Sale Date Loan Pools.

                             On each Sale Date, the Timeshare Loans acquired by the Buyer shall comprise the Sale Date Loan Pool for such Sale Date. All Sale Date Loan Pools shall be combined to form the Aggregate Sale Date Loan Pool.

SECTION 2.4.	Notice of NCUA Interest Rate Change.

                            Quorum shall notify Seller and Servicer in writing within five (5) days of becoming aware of any proposed changes to the usury rate laws, maximum interest rates or annual percentage rates or similar terms or limitations as may pertain to the Assets (including the Timeshare Loans) by the National Credit Union Association (“NCUA”). Buyer represents and warrants to Seller that any Assets, including, for example, Timeshare Loans, purchased by Buyer pursuant to this Agreement prior to any such changes shall not be affected thereby.

SECTION 3.1.	Conditions to be Satisfied for Buyerby Closing Date.

                             The obligations of the Buyer to close on the Transaction Documents shall be subject to the satisfaction on or before the Closing Date of the conditions described below:

                             (a)        The accuracy of the representations and warranties on the part of the Seller, the accuracy of the statements of officers of the Seller made pursuant to the provisions hereof, the performance by the Seller of its obligations hereunder;

                             (b)        The Transaction Documents shall have been duly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect, and all conditions precedent contained in the Transaction Documents shall have been satisfied or waived;

                             (c)        The Buyer shall have received from counsel to each party to the Transaction Documents, written opinions dated the Closing Date and in form and substance satisfactory to the Buyer, covering such matters as the Buyer may reasonably request, including but not limited substantially to the following:

(i)        Corporate Opinions. An opinion in respect of each party to the Transaction Documents that such party has been duly formed, is existing and in good standing under the laws of its state of formation, with all requisite power and authority to own its properties and conduct its business.

(ii)       Legal, Valid, Binding and Enforceable. An opinion in respect of each party to the Transaction Documents that each Transaction Document to which it is a party has been duly authorized, executed and delivered and constitutes the valid and legally binding obligations of each party enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii)      No Consents Required. An opinion in respect of each party to the Transaction Documents that in respect of such party, no consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by the Transaction Documents.

(iv)      Non-Contravention. An opinion in respect of each party to the Transaction Documents that in respect of such party the execution, delivery and performance of the Transaction Documents to which it is a party shall not result in a breach or violation of any of the terms and provisions of, or constitute a default under (A) the organizational documents of such party, (B) any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over such party or any subsidiary of such party or any of their properties, or, (C) to the Knowledge of the opining party, any agreement or instrument to which such party is a party or by which such party is bound or to which any of the properties of such party is subject, or the organizational documents of such party, the result of which, in each of the foregoing cases, would have a material adverse effect on such party and its subsidiaries, taken as a whole.

(v)       True Sale. A true sale opinion regarding the sale of the Timeshare Loans and other assets sold by the applicable Originator to the Seller pursuant to the Purchase Agreement.

(vi)      Non-Consolidation. A substantive consolidation opinion to the effect that in the event that the applicable Originator were to become a debtor in a case under the Bankruptcy Code, a court of competent jurisdiction would not require consolidation of the Seller in the applicable Originator’s bankruptcy estate.

(vii)     Security Interests. An opinion or a certificate from a Governmental Authority satisfactory to the Buyer to the effect that no financing statements have been filed in the applicable UCC filing office against the Seller encumbering the Timeshare Loans.

(viii)    No Action. An Officer’s Certificate or its equivalent stating that no action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation by the Buyer or the Seller of, or to invalidate, the transactions contemplated by, this Agreement or the Transaction Documents in any material respect.

                             (d)       The Buyer shall have received from each party to the Transaction Documents such information, certificates and documents as the Buyer may reasonably have requested and all proceedings in connection with the transactions contemplated by this Agreement and all documents incident hereto shall be in all material respects reasonably satisfactory in form and substance to the Buyer.

                             (e)       The Buyer shall have received copies of the Organizational Documents of all parties to the Transaction Documents, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer or manager, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other jurisdiction in the United States in which such parties are qualified to do business, if applicable, each dated a recent date prior to the Closing Date;

                            (f)       Resolutions of all parties to the Transaction Documents approving and authorizing the execution, delivery and performance of the Transaction Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer or manager of such parties as being in full force and effect without modification or amendment; and

                             (g)       Signature and incumbency certificates of the officers or managers of all parties executing the Transaction Documents.

SECTION 3.2.	Conditions to be Satisfied for Seller by Closing Date.

                             The obligations of the Seller to close on the Transaction Documents shall be subject to the satisfaction on or before the Closing Date of the conditions described below:

                             (a)       The accuracy of the representations and warranties on the part of the Buyer, the accuracy of the statements of officers of the Buyer made pursuant to the provisions hereof, the performance by the Buyer of its obligations hereunder;

                             (b)       The Seller shall have received:

(i)

Certified copies of the resolutions of the Buyer approving the lending policy which authorizes this Agreement and the Transaction Documents to which it is a party and any other documents contemplated thereby and certified copies of all documents evidencing other necessary credit union action, with respect to this Agreement and the Transaction Documents to which it is a party and any other documents contemplated thereby;

(ii)

An officer’s certificate of the Buyer, certifying the names and true signatures of the officers authorized to sign this Agreement and the Transaction Documents and any other documents to be delivered by it hereunder or thereunder;

(iii)	A copy of the organizational documents of the Buyer, certified by an officer or the equivalent thereof;
(iv)	An opinion of counsel to the Buyer as to corporate and other matters, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and its counsel;

(v)	Executed copies of each of the Transaction Documents;
(vi)	A filed copy of a UCC-1 in satisfactory form to the Seller and the Buyer covering the Deferred Purchase Price and the Deposit Accounts; and
(vii)	A completed, fully executed Commitment Purchase Period Terms Letter specifying all applicable terms during the Commitment Purchase Period as shall be satisfactory to Buyer in its sole discretion.

                             (c)       This Agreement and the other Transaction Documents shall have become effective in accordance with their respective terms.

                             (d)       An Officer Certificate stating that no action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation by the Buyer or the Seller of, or to invalidate, the transactions contemplated by, this Agreement or the Transaction Documents in any material respect.

ARTICLE IV.

ACCOUNTS; COLLECTION AND

APPLICATION OF MONEYS; REPORTS

SECTION 4.1.	Trust Accounts.

(a)       On or before the Closing Date, Trust Accounts shall be established for the benefit of the Buyer or, in the case of the Credit Card Account (if applicable), in the name of the Seller, as provided in this Agreement, which accounts (other than the Lockbox Account and the Credit Card Account) shall be Eligible Bank Accounts maintained with the Paying Agent.

                             Subject to the further provisions of this Section 4.1(a), the Buyer shall, upon receipt or upon transfer from another account, as the case may be, deposit into such Trust Accounts all amounts received by it which are required to be deposited therein in accordance with the provisions of this Agreement.

                             The Buyer shall assume that any amount remitted to it in respect of the Assets is to be deposited into the Lockbox Account unless a Responsible Officer of the Buyer receives written instructions from the Servicer to the contrary.

(b)       None of the parties hereto shall have any right of set-off with respect to any Trust Account.

(c)       All amounts in the Collection Account shall remain uninvested.

SECTION 4.2.	Establishment and Administration of the Collection Account.

(a)       Collection Account. The Buyer hereby agrees to cause to be established and maintained a collection account (the “Collection Account”). The Collection Account shall be an Eligible Bank Account established with the Paying Agent, titled “Quorum Federal Credit Union/BRFC-Q 2010 LLC Collection Account” and which shall be covered by a control agreement acceptable to, and by and among, the Seller, the Buyer and the Paying Agent. Seller and Buyer agree and acknowledge that Seller shall have “control” (within the meaning of the UCC) of the Collection Account in order to perfect the security interest granted by Buyer to Seller in Section 1.8 above. Seller covenants and agrees with Buyer not to give the notice referenced in Section 3(b) of the Deposit Account Control Agreement related to the Paying Agent unless there has been the occurrence of a Buyer Trigger Event. Seller shall give Buyer immediate written notice of any notice given in accordance with Section 3(b) of the Deposit Account Control Agreement relating to the Collection Account. Buyer covenants and agrees to give immediate written notice to Seller and Servicer upon the occurrence of any such Buyer Trigger Event.

                The Seller agrees to immediately deposit any amounts received by it after the applicable Cut-Off Date relating to the Assets in a respective Sale Date Loan Pool into the Lockbox Account. Withdrawals and payments from the Collection Account shall be made on each Distribution Date as provided in Section 4.3 hereof. The Paying Agent, at the instruction of the Servicer, shall withdraw or cause to be withdrawn (no more than once per calendar week) from the Collection Account and return to the Servicer or as directed by the Servicer, any amounts which were mistakenly deposited in the Collection Account, including, without limitation, amounts representing (i) Misdirected Payments or (ii) Additional Servicing Compensation.

(b)       Lockbox Account. The Buyer hereby agrees to cause to be established and maintained the Lockbox Account. The Lockbox Account shall be an Eligible Bank Account established with the Lockbox Bank, titled “Quorum Federal Credit Union” and which shall be covered by a deposit account control agreement acceptable to, and by and among, the Seller, the Buyer and the Lockbox Bank. Servicer shall promptly pay, and hold Buyer harmless from, any fees assessed by the Lockbox Bank pursuant to Section 5 of the Deposit Account Control Agreement relating to the Lockbox Account, unless such amounts are paid or are payable to the Lockbox Bank pursuant to Section 4.3(a) of this Agreement. Buyer shall provide prompt written notice to Seller upon Buyer’s receipt of written notice from the Lockbox Bank of any change in Lockbox Bank’s charges pursuant to Section 12(a) of the Deposit Account Control Agreement related to the Lockbox Bank. In addition, Buyer covenants and agrees with Seller that Buyer shall not change, or permit to be changed, any processing instructions under the Deposit Account Control Agreement related to the Lockbox Bank without the prior written consent of the Seller or the initial Servicer. Seller and Buyer agree and acknowledge that Seller shall have “control” (within the meaning of the UCC) of the Lockbox Account in order to perfect the security interest granted by Buyer to Seller in Section 1.8 above. Seller covenants and agrees with Buyer not to give any notice or instruction referenced in Section 1(a) of the Deposit Account Control Agreement related to the Lockbox Bank unless there has been the occurrence of a Buyer Trigger Event. Seller shall give Buyer immediate written notice of any notice given in accordance with Section 1(a) of the Deposit Account Control Agreement relating to the Lockbox Account. Buyer covenants and agrees to give immediate written notice to Seller and Servicer upon the occurrence of any such Buyer Trigger Event.

SECTION 4.3.	Distributions.

                             (a)       The Servicer shall provide to the Paying Agent the Monthly Servicer Report not less than one Business Day prior to each Distribution Date. On each Distribution Date, to the extent of Available Funds on deposit in the Collection Account relating to all Timeshare Loans purchased by the Buyer and based on the Monthly Servicer Report, the Servicer (with the written approval of the Buyer which shall be given to the Servicer within one (1) Business Day of the Buyer’s receipt of the Monthly Servicer Report and which written approval shall be deemed given if the Buyer fails to so timely provide it) shall direct the Paying Agent to make the following disbursements and distributions to the following parties, in the following order of priority:

(i)

to the Custodian, the Custodian Fee, plus any accrued and unpaid Custodian Fees with respect to prior Distribution Dates, and to the Paying Agent, the Paying Agent Fee, plus any accrued and unpaid Paying Agent Fees with respect to prior Distribution Dates;

(ii)	to the Backup Servicer, the Backup Servicing Fee, plus any accrued and unpaid Backup Servicing Fees with respect to prior Distribution Dates;
(iii)	to the Lockbox Bank, the Lockbox Fee, plus any accrued and unpaid Lockbox Fees with respect to prior Distribution Dates;
(iv)	to the Servicer, the Servicing Fee, plus any accrued and unpaid Servicing Fees with respect to prior Distribution Dates;
(v)	to the Buyer, the aggregate of all accrued and unpaid Program Fee Amounts for all Sale Date Loan Pools sold by the Seller to the Buyer;
(vi)	to the Buyer, the aggregate of all accrued and unpaid Buyer Target Loan Pool Repayment Amounts for all Sale Date Loan Pools sold by the Seller to the Buyer;
(vii)

whenever a Timeshare Portfolio Performance Event has occurred and is continuing or upon the occurrence of the Turbo Trigger Date, to the Buyer, all remaining Available Funds (except late fees and property owners association fees), until the aggregate of all Net Investment Amounts for all Sale Date Loan Pools sold by the Seller to the Buyer have been reduced to zero;

(viii)	to the Custodian, Paying Agent, Backup Servicer, Lockbox Bank and the Servicer, any expenses not paid pursuant to clauses (i) through (iv) above, as applicable;
(ix)

on the Facility Termination Date, to the Buyer, any remaining Available Funds (except late fees and property owners association fees) until all amounts due on the Facility Termination Date are paid in full; and

(x)	to the Seller, any remaining amounts, which amounts represent the Deferred Purchase Price payments to the Seller.

                            (b)       Assignment of Timeshare Loans To The Seller. So long as no Timeshare Portfolio Performance Event is continuing, on any Distribution Date upon which the Buyer’s Net Investment Amount is less than or equal to the Target Net Investment Amount after all payments have been made under Section 4.3(a)(vi) on any Distribution Date, the Buyer shall assign all Defaulted Timeshare Loans that it owns to the Seller without additional consideration. Upon the occurrence of the Agreement Termination Date (and so long as all Net Investment Amounts for all Sale Date Loan Pools sold by the Seller to the Buyer have been reduced to zero), the Buyer shall concurrently therewith for no additional consideration, assign all Timeshare Loans that it owns to the Seller or its designee and take all reasonably necessary steps and actions as may be requested by the Seller or the Servicer to transfer the related Assets to the Seller or its designee, inclusive of the vesting of title in and to such Assets to such Person. With respect to any assignment of Timeshare Loans by the Buyer to the Seller or its designee required hereunder, the Servicer shall prepare such assignment (which shall be without recourse, representation or warranty of the Buyer) for execution and delivery by the Buyer and by copy of such assignment to the Custodian, notify the Custodian of such assignment. In addition, the Servicer shall deliver a Request for Release to the Custodian with respect to the related Timeshare Loan Files being released pursuant to this Section 4.3(b), and such files shall be transferred to the Seller or its designee.

SECTION 4.4.	Reports to Buyer.

                            (a)       On each Distribution Date, the Servicer shall account to the Buyer the portion of payments then being made which represents principal and the amount which represents the Program Fee Amount, and shall contemporaneously advise the Seller of all such payments. The Servicer may satisfy its obligations under this Section 4.4 by making available electronically the Monthly Servicer Report to the Buyer and the Seller.

                            (b)       Subject to the prior written approval of the Buyer which shall not be unreasonably withheld, the Servicer shall have the right to change the way Monthly Servicer Reports are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Servicer shall provide timely and adequate notification to all above parties regarding any such changes.

                            (c)       Reserved.

                            (d)       Other than as provided in Section 4.4(d) below, the Seller shall cause to be furnished to the Buyer, no later than forty five (45) days after the end of each fiscal quarter of the Servicer, unaudited and internally prepared consolidated balance sheets and related statements of income, and cash flows for the initial Servicer as of and for each fiscal quarter from the Closing Date through the Agreement Termination Date, in each case certified by the chief financial officer of the initial Servicer.

                             (e)       The Seller shall cause to be furnished to the Buyer, no later than ninety (90) days after the end of each fiscal year of the initial Servicer, audited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows for the initial Servicer as of and for each fiscal year from the Closing Date through the Agreement Termination Date.

                             (f)       Notwithstanding the foregoing in Sections 4.4(c) and 4.4(d) above, to the extent that any of the items required by such provisions to be furnished by the Seller to the Buyer are filed by the Servicer with, and within required time periods required by, the United States Securities and Exchange Commission, then the Seller’s obligations set forth in Sections 4.4(c) and 4.4(d) above shall be deemed satisfied.

                             (g)       The Seller shall furnish, or cause to be furnished to the Buyer, no later than one hundred twenty (120) days after the end of each fiscal year of the Club Association, audited financial statements for the Club Association for each fiscal year from the Closing Date through the Agreement Termination Date. The Seller shall furnish to the Buyer, promptly upon its receipt, the report, if any, prepared by the independent accounting firm set forth in Section 8.01(k) of the Club Trust Agreement, until the Agreement Termination Date.

ARTICLE V.

ACQUISITION OF TIMESHARE LOANS

SECTION 5.1.	Delivery of Timeshare Loan Files and Timeshare Loan Servicing Files.

                             With respect to each Sale Date and in accordance with the Custodial Agreement, the Seller shall deliver or cause to be delivered (i) to the Custodian, the Timeshare Loan Files and (ii) to the Servicer, the Timeshare Loan Servicing Files for each Timeshare Loan or Qualified Substitute Timeshare Loan to be conveyed on such Sale Date or Transfer Date.

SECTION 5.2.	Conditions Precedent.

                             Prior to the acceptance by the Buyer of any Timeshare Loan or the release of any funds therefor, the following conditions must be satisfied on or prior to the related Sale Date (or on or prior to the first Sale Date with respect to Section 5.2(k) below):

(a)       all representations and warranties of the Seller contained herein and all information provided in the Schedule of Timeshare Loans shall be true and correct as of a Sale Date, and the Seller shall have delivered to the Buyer an Officer’s Certificate to such effect;

(b)       all representations and warranties of the Seller in respect of the Timeshare Loans shall be true and correct;

(c)       immediately prior to the sale of any Timeshare Loan to the Buyer, the Seller shall have full legal and equitable title to such Timeshare Loan, free and clear of any Liens, other than Permitted Liens;

(d)       the Seller shall have delivered or shall have caused the delivery of (A) the related Timeshare Loan Files to the Custodian and the Custodian shall have delivered a Custodian’s Certificate therefor pursuant to the Custodial Agreement, (B) the Timeshare Loan Servicing Files to the Servicer and (C) the related Schedule of Timeshare Loans to the Custodian, the Servicer, and the Buyer (notwithstanding anything in this Section 5.2(d) to the contrary, the delivery period set forth in the Custodial Agreement shall govern);

(e)       the Seller shall have caused to be delivered to the Buyer an Officer’s Certificate to the effect that (A) the representations and warranties in each of the Transaction Documents made by the Seller are true and correct in all respects on and as of the Sale Date as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all respects on and as of such earlier date), (B) the Seller shall have performed in all respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by them on or before the Sale Date and (C) no Timeshare Portfolio Performance Event, Servicer Termination Event or Purchase Termination Event (i) shall have occurred and be continuing, or, (ii) in the case of any of the foregoing, as applicable, is reasonably expected to be reflected in the next succeeding Monthly Servicer Report, both before and after giving effect to the transactions contemplated to occur on or about the Sale Date;

(f)        each transfer, assignment, sale and grant shall be evidenced by an Assignment of Mortgage. The Seller shall have delivered or caused to be delivered all other information theretofore required or reasonably requested by the Buyer to be delivered by the Seller or performed or caused to be performed all other obligations required to be performed, including all filings, recordings and/or registrations as may be necessary in the opinion of the Buyer to establish and preserve the right, title and interest of the Buyer in the related Timeshare Loans;

(g)        each Timeshare Loan shall be an Eligible Timeshare Loan;

(h)        each Transaction Document shall be in full force and effect. All of the terms, covenants, agreements and conditions of each Transaction Document to be complied with and performed by each party thereto, as the case may be, by the Sale Date, shall have been complied with in all material respects or otherwise waived by the Buyer;

(i)         such other documents, instruments, certificates and opinions as the Buyer

(j)         may reasonably request as set forth on the closing checklist are delivered;

(k)        the Buyer shall have received a Sale Notice pursuant to Exhibit E hereof;

(l)        the Buyer shall have received from local counsel, written opinions dated not later than the first Sale Date and in form and substance reasonably satisfactory to the Buyer, covering each Resort in the jurisdictions identified on Exhibit K to the effect that (A) the manner of offering for sale of and the sale of timeshare estates in such Resorts complies with the requirements of the applicable governmental authorities in such jurisdiction, (B) the form of purchase contract, obligor notes, mortgages (if applicable) are sufficient to create a valid and binding obligation of the purchaser, enforceable against such purchaser in accordance with its terms, (C) the timeshare loans are assignable by the holder thereof, (D) the form of Assignment of Mortgage, to the extent applicable, are in proper form for recording in such jurisdiction, and (E) the highest rate of interest that can be charged without violating usury laws;

(m)        no Timeshare Loan shall be subject to an annual percentage rate of interest (APR) reflected in the related truth-in-lending disclosure statement or similar disclosure form greater than the maximum prescribed by the National Credit Union Association, which Buyer represents is, as of the Closing Date, eighteen percent (18%); and

(n)        the weighted average FICO Score on all Timeshare Loans with a FICO Score in the applicable Sale Date Loan Pool must not be less than 700 for all Timeshare Loans originated thirty (30) or fewer days prior to the related Sale Date and 675 for all Timeshare Loans originated more than thirty (30) days prior to the related Sale Date, and each Timeshare Loan, when aggregated with all other outstanding Timeshare Loans previously sold to the Buyer shall not cause the weighted average FICO Score of all of the related Timeshare Loans to be less than 675; provided, however, that (i) non-United States resident Obligors do not require a FICO Score, and (ii) the sum of the Timeshare Loans that are (a) Timeshare Loans from United States resident Obligors without a FICO Score and (b) Timeshare Loans with a FICO Score equal to or greater than 575 and less than or equal to 599, shall not exceed two and one half percent (2.5%) when the quotient of (x) the sum of the Sale Date Loan Balances of the Timeshare Loans in the applicable Sale Date Loan Pool and the Loan Balances (as of the end of the last Due Period) of the Timeshare Loans in the Aggregate Sale Date Loan Pool that meet the criteria set forth in the foregoing clauses (ii)(a) and (ii)(b), divided by (y) the sum of the Sale Date Loan Balances of all Timeshare Loans in the applicable Sale Date Loan Pool and the Loan Balances (as of the end of the last Due Period) of all Timeshare Loans in the Aggregate Sale Date Loan Pool, is expressed as a percentage.

SECTION 5.3.	Conveyance of Timeshare Loans.

(a)       The conveyance by the Seller of the Timeshare Loans to the Buyer shall not constitute and is not intended to result in an assumption by the Buyer of any obligation of the Seller or the Servicer to the Obligors, the insurers under any insurance policies, or any other Person in connection with the Timeshare Loans.

(b)       None of the Seller, the Servicer, the Club Trustee or the Backup Servicer shall take any action inconsistent with the Buyer’s interest in the Timeshare Loans and, other than in respect of federal and state income tax reporting, as described in Section 1.8 of this Agreement, and financial reporting in accordance with GAAP, as applicable, shall indicate or shall cause to be indicated in its books and records held on its behalf that the Timeshare Loans constituting the Assets have been sold to the Buyer.

SECTION 5.4.	Further Action Evidencing Sale.

(a)       It is the intention of the parties hereto that each transfer of the Timeshare Loans and related Assets to be made pursuant to the terms hereof shall constitute a sale by the Seller to the Buyer and not a loan secured by the Timeshare Loans and related Assets.

(b)       The Seller agrees that, from time to time, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or appropriate, or that the Buyer may reasonably request, in order to perfect, protect or more fully evidence the sale of the Timeshare Loans or to enable the Buyer to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, the Seller shall, without the necessity of a request and upon the request of the Buyer, execute and file or record (or cause to be executed and filed or recorded) such Assignments of Mortgage, financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to create and maintain in the Buyer, a perfected “back-up” security interest that is first priority, at all times, in the Assets, including, without limitation, recording and filing UCC-1 financing statements, amendments or continuation statements prior to the effective date of any change of the name, identity or structure or relocation of its chief executive office or any change that would or could affect the perfection pursuant to any financing statement or continuation statement or assignment previously filed or make any UCC-1 or continuation statement previously filed pursuant to this Agreement seriously misleading within the meaning of applicable provisions of the UCC (and the Seller shall give the Buyer at least thirty (30) Business Days prior notice of the expected occurrence of any such circumstance).

                             The Seller hereby grants to each of the Servicer and the Buyer a power of attorney to execute, file and record all documents including, but not limited to, Assignments of Mortgage, UCC-1 financing statements, amendments or continuation statements, on behalf of the Seller as may be necessary or desirable to, subject to the terms of this Agreement, effectuate the foregoing. The Servicer hereby grants to the Buyer a power of attorney to execute, file and record all documents on behalf of the Servicer as may be necessary or desirable to, subject to the terms of this Agreement, effectuate the foregoing.

                             The characterization of the Seller as “debtor” and the Buyer as “secured party” in any agreement and any related financing statements required hereunder is solely for protective purposes and shall in no way be construed as being contrary to the intent of the parties that this transaction be treated as a sale to the Buyer of the Seller’s entire right, title and interest in and to such of the Assets as are sold to Buyer hereunder.

                             Seller hereby agrees to make the appropriate entries in its applicable records to indicate that the Timeshare Loans have been sold to the Buyer under this Agreement upon the conveyance of such Timeshare Loans to the Buyer pursuant to the terms hereof.

ARTICLE VI.

SUBSTITUTIONS AND REPURCHASES

SECTION 6.1.	Mandatory Substitution and Repurchase of Timeshare Loans.

                             If at any time, any party hereto obtains knowledge, discovers, or is notified by any other party hereto, that any of the representations and warranties of the Seller in Article XII of this Agreement were incorrect at the time such representations and warranties were made, then the party discovering such defect, omission, or circumstance shall promptly notify the other parties to this Agreement. In the event any such representation or warranty of the Seller in Article XII of this Agreement is incorrect and materially and adversely affects the value of a Timeshare Loan or the interests of the Buyer therein, then the Seller shall, within sixty (60) days after the date it is first notified of, or otherwise obtains Knowledge of such breach, eliminate or otherwise cure, or cause to be eliminated or otherwise cured, in all material respects the circumstance or condition which has caused such representation or warranty to be incorrect or if the breach relates to a particular Timeshare Loan and is not cured in all material respects (such Timeshare Loan, a “Defective Timeshare Loan”) either, at Seller’s option, (a) repurchase such Defective Timeshare Loan at the Repurchase Price, or (b) provide one or more Qualified Substitute Timeshare Loans to the Buyer and pay the Substitution Shortfall Amounts to the Buyer, if any.

SECTION 6.2.    Optional Purchase or Substitution of Club Loans in connection with Upgrades.

                             Pursuant to the Purchase Agreement, with respect to any Original Club Loan, on any date, the applicable Originator, as designee of the Seller, will (at its option), if the related Obligor has elected to effect and the applicable Originator has agreed to effect an Upgrade, (i) pay to the Collection Account the Repurchase Price for such Original Club Loan or (ii) substitute one or more Qualified Substitute Timeshare Loans for such Original Club Loan and pay the related Substitution Shortfall Amounts, if any; provided, however, that the option to substitute one or more Qualified Substitute Timeshare Loans for an Original Club Loan is limited on any date to (A) twenty percent (20%) of the Cut-off Date Loan Balances of the Aggregate Sale Date Loan Pool, less (B) the aggregate Loan Balances of Original Club Loans previously substituted by the applicable Originator pursuant to this Section 6.2 on prior Transfer Dates. The applicable Originator, as designee of the Seller, shall deposit the related Repurchase Price and Substitution Shortfall Amounts, if any, in the Collection Account as set forth in Section 6.4 hereof. The Buyer acknowledges that the applicable Originator has agreed to use best efforts to exercise its substitution option with respect to Original Club Loans prior to exercise of its repurchase option, and to the extent that it elects to substitute Qualified Substitute Timeshare Loans for an Original Club Loan, the applicable Originator shall use best efforts to cause each such Qualified Substitute Timeshare Loan to be, in the following order of priority, (i) the Upgrade Club Loan related to such Original Club Loan and (ii) an Upgrade Club Loan unrelated to such Original Club Loan.

SECTION 6.3.	Optional Purchase or Substitution of Defaulted Timeshare Loans.

                             Pursuant to the Purchase Agreement, with respect to any Defaulted Timeshare Loans, on any date, the applicable Originator, as designee of the Seller, shall have the option, but not the obligation, to either (i) purchase the Defaulted Timeshare Loan at the Repurchase Price for such Defaulted Timeshare Loan or (ii) substitute one or more Qualified Substitute Timeshare Loans for such Defaulted Timeshare Loan and pay the related Substitution Shortfall Amounts, if any; provided, however, that the option to repurchase a Defaulted Timeshare Loan or to substitute one or more Qualified Substitute Timeshare Loans for a Defaulted Timeshare Loan is limited on any date to the Optional Purchase Limit and the Optional Substitution Limit, respectively. The applicable Originator, as designee of the Seller, shall purchase or substitute Defaulted Timeshare Loans as provided herein and shall deposit the related Repurchase Price and Substitution Shortfall Amounts, if any, in the Collection Account as set forth in Section 6.4 hereof. The applicable Originator may irrevocably waive its option to purchase or substitute a Defaulted Timeshare Loan by delivering or causing to be delivered to the Buyer a Waiver Letter in the form of Exhibit L attached hereto.

SECTION 6.4.	Payment of Repurchase Prices and Substitution Shortfall Amounts.

                             The Seller shall remit or cause to be remitted all amounts in respect of Repurchase Prices and Substitution Shortfall Amounts payable during the related Due Period in immediately available funds to the Collection Account on the Business Day immediately preceding the related Distribution Date for such Due Period.

SECTION 6.5.	Schedule of Timeshare Loans.

                             The Seller shall provide, or cause to be provided, a Schedule of Timeshare Loans to the Buyer on any date on which a Timeshare Loan is purchased, repurchased or substituted with an electronic supplement to the Schedule of Timeshare Loans reflecting the removal and/or substitution of Timeshare Loans and subjecting any Qualified Substitute Timeshare Loans to the provisions thereof.

SECTION 6.6.	Officer’s Certificate.

                             No substitution of a Timeshare Loan shall be effective unless the Buyer shall have received an Officer’s Certificate from the applicable Originator indicating that (i) the new Timeshare Loan meets all the criteria of the definition of “Qualified Substitute Timeshare Loan”, (ii) the Timeshare Loan Files for such Qualified Substitute Timeshare Loan have been delivered to the Custodian or shall be delivered within five (5) Business Days from the related Transfer Date, and (iii) the Timeshare Loan Servicing Files for such Qualified Substitute Timeshare Loan have been delivered to the Servicer.

SECTION 6.7.	Qualified Substitute Timeshare Loans.

                             Within five (5) Business Days after a Transfer Date, the Seller shall deliver or cause the delivery of the Timeshare Loan Files of the related Qualified Substitute Timeshare Loans to the Custodian in accordance with the provisions of this Agreement and the Custodial Agreement.

SECTION 6.8.	Release.

(a)       The Seller shall be entitled to obtain an assignment and release from the Buyer for any Timeshare Loan purchased, repurchased or substituted under Article VI hereof, (i) upon satisfaction of each of the applicable provisions of Article VI hereof, (ii) in the case of any purchase or repurchase, after a payment by the Seller of the Repurchase Price of the related Timeshare Loan, and (iii) in the case of any substitution, after payment by the Seller of the applicable Substitution Shortfall Amounts, if any, pursuant to the applicable provisions of Article VI hereof.

(b)       The Seller shall be entitled to obtain an assignment and release from the Buyer of any Timeshare Loan which has been paid in full.

(c)       In connection with (a) and (b) above, the Buyer shall execute and deliver such releases, endorsements and assignments as are provided to it by the Seller, in each case, without recourse, representation or warranty, as shall be necessary to vest in the Seller or its designee, the legal and beneficial ownership of each Timeshare Loan being released pursuant to this Section 6.8. The Servicer shall deliver a Request for Release to the Custodian with respect to the related Timeshare Loan Files being released pursuant to this Section 6.8, and such files shall be transferred to the Seller or its designee.

SECTION 6.9	Sole Remedy/Nonrecourse.

                             It is understood and agreed that the obligations of the Seller contained in Section 6.1 hereof to cure a breach, or to repurchase or substitute related Defective Timeshare Loans and the obligation of the Seller to indemnify pursuant to Section 9.1 hereof shall constitute the sole remedies available to the Buyer and its permitted assignees for the breaches of any representation or warranty contained in Article XII hereof, and such remedies are not intended to and do not constitute “credit recourse” to the Seller.

ARTICLE VII.

SERVICING OF TIMESHARE LOANS

SECTION 7.1.    Appointment of Servicer and Backup Servicer; Servicing Standard.

(a)       Subject to the terms and conditions herein, the Seller hereby appoints Bluegreen as the initial Servicer hereunder. The Servicer shall service and administer the Timeshare Loans and perform all of its duties hereunder in accordance with the Servicing Standard.

(b)       Subject to the terms and conditions herein and in the Backup Servicing Agreement, the Seller hereby appoints Concord Servicing Corporation to act as the initial Backup Servicer hereunder. The Backup Servicer shall service and administer the Timeshare Loans and perform all of its duties hereunder and under the Backup Servicing Agreement in accordance with the Servicing Standard.

SECTION 7.2.	Payments on the Timeshare Loans.

(a)       The Servicer shall, in a manner consistent with the Servicing Standard, collect all payments made under each Timeshare Loan and direct each applicable Obligor to timely make all payments in respect of his or her Timeshare Loan to the Lockbox Account maintained at the Lockbox Bank and, with respect to any applicable Credit Card Timeshare Loans, direct each applicable credit card vendor to deposit all payments in respect of such Credit Card Timeshare Loans to, if applicable, the Credit Card Account (net of any Servicer Credit Card Processing Costs).

(b)       On each Sale Date, the Servicer shall cause to be deposited to the Collection Account all amounts collected and received in respect of the Timeshare Loans after the Cut-Off Date for each Sale Date Loan Pool to the day preceding the Sale Date (without deduction for any Liquidation Expenses).

(c)       Subject to subsection (d) below, the Buyer agrees to and shall direct the Lockbox Bank by written notice to remit all collections in respect of the Timeshare Loans on deposit in the Lockbox Account (other than an amount equal to twenty thousand dollars ($20,000) that shall remain in the Lockbox Account for administrative purposes) to the Collection Account on each Business Day of the Lockbox Bank via automated repetitive wire. The Buyer agrees and covenants that such written notice shall not be changed without the written consent of the Seller and Servicer.

(d)       Liquidation Expenses shall be reimbursed as Additional Servicing Compensation to the Servicer in accordance with Section 4.2(a) hereof. To the extent that the Servicer has received any Liquidation Expenses as Additional Servicing Compensation and shall subsequently recover any portion of such Liquidation Expenses from the related Obligor, the Servicer shall deposit such amounts into the Collection Account.

(e)       The Servicer agrees that to the extent it receives any amounts in respect of any insurance policies which are not payable to the Obligor or otherwise necessary for the intended use, or any other collections relating to the Assets, it shall deposit such amounts to the Collection Account within two (2) Business Days of receipt thereof (unless otherwise expressly provided herein).

SECTION 7.3.	Duties and Responsibilities of the Servicer.

                             In addition to any other customary services which the Servicer may perform or may be required to perform hereunder, the Servicer shall perform or cause to be performed through sub-servicers, the following servicing and collection activities in accordance with the Servicing Standard:

(i)	perform standard accounting services and general record keeping services with respect to the Timeshare Loans;

(ii)	respond to telephone or written inquiries of Obligors concerning the Timeshare Loans;
(iii)	keep Obligors informed of the proper place and method for making payment with respect to the Timeshare Loans;
(iv)	contact Obligors to effect collections and to discourage delinquencies in the payment of amounts owed under the Timeshare Loans and doing so by any lawful means;
(v)	report tax information to Obligors and taxing authorities to the extent required by law;
(vi)

take such other action as may be necessary or appropriate in the Servicer’s judgment (which shall be consistent with the Servicing Standard) for the purpose of collecting and transferring to the Collection Account all payments received by the Servicer or remitted to the Lockbox Account or the Credit Card Account in respect of the Timeshare Loans (except as otherwise expressly provided herein), and to carry out the duties and obligations imposed upon the Servicer pursuant to the terms of this Agreement;

(vii)	arranging for Liquidations of Timeshare Properties related to Defaulted Timeshare Loans and the remarketing of such Timeshare Properties as provided in Section 7.3(a)(xiii) hereof;
(viii)	use reasonable best efforts to enforce the purchase and substitution obligations of the applicable Originator with respect to breaches of representations and warranties related to the Timeshare Loans;
(ix)

refrain from modifying, waiving or amending the terms of any Timeshare Loan; provided, however, the Servicer may modify, waive or amend a Timeshare Loan for which a default on such Timeshare Loan has occurred or is imminent and such modification, amendment or waiver will not (i) materially alter the interest rate on or the principal balance of such Timeshare Loan, (ii) shorten the final maturity of, lengthen the timing of payments of either principal or interest, or any other terms of, such Timeshare Loan in any manner which would have a material adverse effect on the Buyer, (iii) adversely affect the Timeshare Property underlying such Timeshare Loan or (iv) reduce materially the likelihood that payments of interest and principal on such Timeshare Loan shall be made when due; provided, further, the Servicer may grant a single extension of the final maturity of a Timeshare Loan if the Servicer, in its reasonable discretion determines that (A) such Timeshare Loan is in default or a default on such Timeshare Loan is likely to occur in the foreseeable future and (B) the value of such Timeshare Loan will be enhanced by such extension; provided, further, the Servicer shall not be permitted to modify, waive or amend the terms of any Timeshare Loan if the sum of the Cut-Off Date Loan Balance of such Timeshare Loan and the Cut-Off Date Loan Balances of all other Timeshare Loans for which the Servicer has modified, waived or amended the terms thereof exceeds one percent (1%) of the aggregate Cut-off Date Loan Balances of all Sale Date Loan Pools purchased by the Buyer;

(x)

work with Obligors in connection with any transfer of ownership of a Timeshare Property by an Obligor to another Person (to the extent permitted), whereby the Servicer may, only if required by law, consent to the assumption by such Person of the Timeshare Loan related to such Timeshare Property (to the extent permitted); provided, however, in connection with any such assumption, such Person must be an Eligible Borrower and satisfy the Credit Policy then in effect, and the rate of interest borne by, the maturity date of, the principal amount of, the timing of payments of principal and interest in respect of, and all other material terms of, the related Timeshare Loan shall not be changed other than as permitted in (ix) above;

(xi)

to the extent that the Custodian Fees or the Lockbox Fees are, in the Servicer’s reasonable business judgment, no longer commercially reasonable, use commercially reasonable efforts to exercise its rights under the Custodial Agreement or the Deposit Account Control Agreement relating to the Lockbox Bank to replace the Custodian or the Lockbox Bank, as applicable. Any such successor shall be reasonably acceptable to the Buyer;

(xii)	delivery of such information and data to the Backup Servicer as is required under the Backup Servicing Agreement;
(xiii)

in the event that a Defaulted Timeshare Loan is not or cannot be assigned from the Buyer to the Seller pursuant to Section 6.8 hereof, the Servicer shall, in accordance with the Servicing Standard and the Collection Policy, promptly institute collection procedures, which may include, but is not limited to, cancellation, termination or foreclosure proceedings or obtaining a deed-in-lieu of foreclosure (each, a “Foreclosure Property”). Upon the Timeshare Property becoming a Foreclosure Property, the Servicer shall cause the Remarketing Agent to promptly attempt to remarket such Foreclosure Property in accordance with and pursuant to the Remarketing Agreement. The Remarketing Fees due under the Remarketing Agreement shall constitute Liquidation Expenses and upon reimbursement to the Servicer shall be paid by the Servicer to the Remarketing Agent.

(b)       The Servicer may not sell any of the Foreclosure Property that becomes part of the Assets except for or as specifically permitted by this Agreement.

(c)       The Servicer shall, at least once each week, for each applicable Credit Card Timeshare Loan, deposit to the Credit Card Account, the service charge imposed by the applicable credit card vendor for processing the payment due from the Obligor (such amount, the “Servicer Credit Card Processing Cost”) and shall immediately cause all amounts on deposit therein to be transferred to the Lockbox Account. With the written consent of the Buyer, the Seller shall cause the Lockbox Bank to restrict the Servicer’s access and rights to the Credit Card Account, and shall instruct the Buyer to instruct, and the Buyer shall give an irrevocable instruction to, the Lockbox Bank to sweep all amounts on deposit in the Credit Card Account to be transferred to the Lockbox Account on a daily basis. Each of the Servicer and Buyer hereby agrees that it shall not provide any contrary instruction to the Lockbox Bank with respect to the Credit Card Account.

(d)       For so long as Bluegreen or any of its Affiliates controls any of the Resorts which are managed by the Club Managing Entity, the Servicer shall use commercially reasonable best efforts to cause the Club Managing Entity to maintain or cause to maintain such Resorts as are managed by the Club Managing Entity in good repair, working order and condition (ordinary wear and tear excepted).

(e)       For so long as Bluegreen or any of its Affiliates controls the Timeshare Association for any Resort, and Bluegreen or an Affiliate thereof is the manager, the related management contract and master marketing and sale contract, if applicable, may be amended or modified in a manner that reasonably may be determined to have a material adverse effect on the Buyer only with the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

(f)        In the event any Lien (other than a Permitted Lien) attaches to any Timeshare Loan or related collateral from any Person claiming from and through the applicable Originator or one of its Affiliates which materially adversely affects the Seller’s interest in such Timeshare Loan, such Originator shall, within the earlier to occur of ten (10) Business Days after such attachment or the respective lienholders’ action to foreclose on such lien, either (i) cause such Lien to be released of record, (ii) provide the Buyer with a bond in accordance with the applicable laws of the state in which the Timeshare Property is located, issued by a corporate surety acceptable to the Buyer, in an amount and in form reasonably acceptable to the Buyer or (iii) provide the Buyer with such other security as the Buyer may reasonably require.

(g)       The Servicer shall: (i) promptly notify the Buyer of (A) any claim, action or proceeding which may be reasonably expected to have a material adverse effect on the Assets, or any material part thereof, and (B) any action, suit, proceeding, order or injunction of which Servicer becomes aware after the date hereof pending or threatened against or affecting Servicer or any Affiliate which may be reasonably expected to have a material adverse effect on the Assets or the Servicer’s ability to service the same; (ii) at the request of the Buyer with respect to a claim or action or proceeding which arises from or through the Servicer or one of its Affiliates, appear in and defend, at Servicer’s expense, any such claim, action or proceeding which would have a material adverse effect on the Timeshare Loans or the Servicer’s ability to service the same; and (iii) comply in all respects, and shall cause all Affiliates to comply in all respects, with the terms of any orders imposed on such Person by any Governmental Authority the failure to comply with which would have a material adverse effect on the Timeshare Loans or the Servicer’s ability to service the same.

(h)       Except as contemplated by the Transaction Documents, the Servicer shall not, and shall not permit the Club Managing Entity to, encumber, pledge or otherwise grant a Lien or security interest in and to the Reservation System (including, without limitation, all hardware, software and data in respect thereof) and furthermore agrees, and shall cause the Club Managing Entity, to use commercially reasonable efforts to keep the Reservation System operational, not to dispose of the same and to allow the Club the use of, and access to, the Reservation System in accordance with the terms of the Club Management Agreement. Notwithstanding the foregoing, should the Club Managing Entity determine that it is desirable to replace the existing hardware and software related to the Reservation System, it shall be allowed to enter into a lease or finance arrangement in connection with the lease or purchase of such hardware and software.

(i)       The Servicer shall comply in all material respects with the Collection Policy in effect on the Closing Date (or, as amended from time to time with the consent of the Buyer) and with the terms of the Timeshare Loans.

SECTION 7.4.	Servicer Termination Event.
(a)	A “Servicer Termination Event” means, the occurrence and continuance of any of the following events:

(i)

any failure by the Servicer to make any required payment, transfer or deposit when due hereunder and the continuance of such default for a period of two (2) Business Days; provided, however, that the period within which the Servicer shall make any required payment, transfer or deposit shall be extended to such longer period as is appropriate in the event of a Force Majeure Delay, provided, further, that such longer period shall not exceed seven (7) Business Days;

(ii)

any failure by the Servicer to provide any required report within five (5) Business Days of when such report is required to be delivered hereunder; provided, however, that the period within which the Servicer shall provide any report shall be extended to such longer period as is appropriate in the event of a Force Majeure Delay, provided, further, that such longer period shall not exceed (10) ten Business Days;

(iii)

any failure by the Servicer to observe or perform in any material respect any other covenant or agreement which has a material adverse effect on the Buyer and such failure is not remedied within thirty (30) days (or, if the Servicer shall have provided evidence satisfactory to the Buyer that such covenant cannot be cured in the thirty (30) day period and that it is diligently pursuing a cure, sixty (60) days), after the earlier of (x) the Servicer first acquiring Knowledge thereof and (y) the Buyer’s giving written notice thereof to the Servicer;

(iv)

any representation or warranty made by the Servicer in this Agreement shall prove to be incorrect in any material respect as of the time when the same shall have been made, and such breach is not remedied within thirty (30) days (or, if the Servicer shall have provided evidence satisfactory to the Buyer that such breach cannot be cured in the thirty (30) day period and that it is diligently pursuing a cure, sixty (60) days) after the earlier of (x) the Servicer first acquiring Knowledge thereof and (y) the Buyer’s giving written notice thereof to the Servicer;

(v)

the entry by a court having competent jurisdiction in respect of the Servicer of (i) a decree or order for relief in respect of the Servicer in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Servicer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Servicer under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Servicer, or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(vi)

the commencement by the Servicer of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by either to the entry of a decree or order for relief in respect of the Servicer in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Servicer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the Servicer’s failure to pay its debts generally as they become due, or the taking of corporate action by the Servicer in furtherance of any such action; or

(vii)	a Timeshare Portfolio Performance Event that remains uncured for three consecutive Due Periods and the Recovery Ratio is less than fifty percent (50%).
(viii)

A monetary obligation of the Servicer, in an amount at any one time of greater than $40 million, to a third party is accelerated due to an event of default to a date earlier than the date upon which such amount is contractually due and is not waived, cured, extended, or paid within thirty (30) days of such due date;

                             If any Servicer Termination Event shall have occurred and not been waived hereunder, the Buyer may, terminate, by notice in writing to the Servicer, all of the rights and obligations of the Servicer, as Servicer under this Agreement. The Buyer shall immediately give written notice of such termination to the Backup Servicer, and, in the event of the occurrence and continuance of the Servicer Termination Event described in clause (a)(viii) of the definition thereof, the Buyer may elect to cease purchasing Assets from the Seller pursuant to Article II of this Agreement.

                             Unless consented to by the Buyer, the Seller may not waive any Servicer Termination Event.

                             (b)       Replacement of Servicer. From and after the receipt by the Servicer of such written termination notice or the resignation of the Servicer pursuant to Section 7.10 hereof, all authority and power of the Servicer under this Agreement, whether with respect to the Timeshare Loans or otherwise, shall, pass to and be vested in the successor Servicer appointed by the Buyer and Seller (which may be the Backup Servicer), and the duties and obligations of the Servicer shall terminate. The Servicer shall perform such actions as are reasonably necessary to assist any successor Servicer, the Buyer and the Backup Servicer in such transfer. If the Servicer fails to undertake such action as is reasonably necessary to effectuate such a transfer, the Buyer is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things reasonably necessary to effect the purposes of such notice of termination. The Servicer agrees that if it is terminated pursuant to this Section7.4, it shall promptly (and, in any event, no later than five (5) Business Days subsequent to its receipt of the notice of termination from the Buyer) provide any successor Servicer, the Buyer, the Backup Servicer or their respective designees (with reasonable costs being borne by the Servicer) with all documents and records (including, without limitation, those in electronic form) reasonably requested by it to enable the successor Servicer to assume the Servicer’s functions hereunder and for the Backup Servicer to assume the functions required by the Backup Servicing Agreement, and the Servicer shall cooperate with the Buyer in effecting the termination of the Servicer’s responsibilities and rights hereunder and the assumption by a successor Servicer of the Servicer’s obligations hereunder, including, without limitation, the transfer within one (1) Business Day to the Buyer or its designee for administration by it of all cash amounts which shall at the time or thereafter received by it with respect to the Timeshare Loans (provided, however, that the Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination). Notwithstanding anything herein to the contrary, in no event shall Bluegreen be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any successor Servicer to assume the obligations of the Servicer under this Agreement.

                             The Buyer shall be entitled to be reimbursed by the Servicer, (or by the Assets pursuant to the extent set forth in Section 4.3(a) hereof) if the Servicer is unable to fulfill its obligations hereunder for all Servicer Termination Costs.

                             The successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the terminated Servicer prior to the date that the successor Servicer becomes the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party involved in this transaction that were incurred by the prior Servicer, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer including the original Servicer.

                            Notwithstanding anything contained in the Agreement to the contrary, any successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Timeshare Loans (collectively, the “Predecessor Servicer Work Product”), without any audit or other examination thereof, and such successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the successor Servicer making or continuing any Errors (collectively, “Continued Errors”), the successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided, however, that each successor Servicer shall agree to use its best efforts to prevent further Continued Errors. In the event that the successor Servicer becomes aware of Errors or Continued Errors, the successor Servicer shall, with the prior consent of the Buyer, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors and to recover its costs thereby.

                            (c)       Any successor Servicer shall not be deemed to be in default or to have breached its duties as successor Servicer hereunder if the predecessor Servicer shall fail to deliver any required deposit to the Collection Account or otherwise fail to cooperate with, or take any actions required by such successor Servicer related to the transfer of servicing hereunder.

SECTION 7.5.	Accountings; Statements and Reports.

(a)       Monthly Servicer Report. Not later than three (3) Business Days prior to the Distribution Date, the Servicer shall deliver to the Seller, the Buyer, and the Backup Servicer, a report (the “Monthly Servicer Report”) substantially in the form of Exhibit G hereto, detailing certain activity relating to the Timeshare Loans. The Monthly Servicer Report shall be completed with the information specified therein for the related Due Period and shall contain such other information as may be reasonably requested by the Seller, the Buyer or the Backup Servicer in writing at least five (5) Business Days prior to such Determination Date. Each such Monthly Servicer Report shall be accompanied by an Officer’s Certificate of the Servicer in the form of Exhibit H hereto, certifying the accuracy of the computations reflected in such Monthly Servicer Report.

(b)       Certification as to Compliance. The Servicer shall deliver to the Seller and the Buyer, an Officer’s Certificate on or before June 30 of each year commencing in 2012: (x) to the effect that a review of the activities of the Servicer during the preceding calendar year, and of its performance under this Agreement during such period has been made under the supervision of the officer executing such Officer’s Certificate with a view to determining whether during such period, to the best of such officer’s knowledge, the Servicer had performed and observed all of its obligations under this Agreement, and (y) either (A) stating that based on such review, no Servicer Termination Event is known to have occurred and is continuing, or (B) if such a Servicer Termination Event is known to have occurred and is continuing, specifying such Servicer Termination Event and the nature and status thereof.

(c)       Annual Accountants’ Reports. On or before each June 30of each year commencing in 2012, the Servicer shall (i) cause a firm of independent public accountants to furnish a certificate or statement (and the Servicer shall provide a copy of such certificate or statement to the Seller and the Buyer), to the effect that (1) such firm has examined and audited the Servicer’s servicing controls and procedures for the previous calendar year and that such independent public accountants have examined certain documents and records (including computer records) and servicing procedures of the Servicer relating to the Timeshare Loans, (2) they have examined the most recent Monthly Servicer Report prepared by the Servicer and three other Monthly Servicer Reports chosen at random by such firm and compared such Monthly Servicer Reports with the information contained in such documents and records, (3) their examination included such tests and procedures as they considered necessary in the circumstances, (4) their examinations and comparisons described under clauses (1) and (2) above disclosed no exceptions which, in their opinion, were material, relating to such Timeshare Loans or such Monthly Servicer Reports, or, if any such exceptions were disclosed thereby, setting forth such exceptions which, in their opinion, were material and (5) on the basis of such examinations and comparisons, such firm is of the opinion that the Servicer has, during the relevant period, serviced the Timeshare Loans in compliance with this Agreement and the other Transaction Documents in all material respects and that such documents and records have been maintained in accordance with this Agreement and the other Transaction Documents in all material respects, except in each case for (A) such exceptions as such firm shall believe to be immaterial and (B) such other exceptions as shall be set forth in such written report. The report shall also indicate that such firm is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants. In the event such independent public accountants require the Buyer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 7.5(c), the Servicer shall direct the Buyer in writing to so agree; it being understood and agreed that the Buyer shall deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Buyer has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

(d)       Report on Proceedings and Servicer Termination Event. (i) Promptly upon a Responsible Officer of the Servicer’s obtaining Knowledge of any proposed or pending investigation of it by any Governmental Authority or any court or administrative proceeding which involves or is reasonably likely to have a material and adverse effect affecting the properties, business, prospects, profits or conditions (financial or otherwise) of the Servicer and its subsidiaries, as a whole, the Servicer shall send written notice specifying the nature of such investigation or proceeding and what action the Servicer is taking or proposes to take with respect thereto and evaluating its merits, or (ii) immediately upon obtaining Knowledge of the existence of any condition or event which constitutes a Servicer Termination Event, the Servicer shall send written notice to the Seller and the Buyer describing its nature and period of existence and what action the Servicer is taking or proposes to take with respect thereto. The Seller and the Buyer acknowledge that if any condition or event referred to in subparagraph (i) above has been disclosed in the Servicer’s periodic filings with the Securities and Exchange Commission on a timely basis, or in Schedule II attached hereto, that such disclosure will satisfy the requirements of subparagraph (i) above.

SECTION 7.6.	Records.

The Servicer shall maintain all data for which it is responsible (including, without limitation, computerized tapes or disks) relating directly to or maintained in connection with the servicing of the Timeshare Loans (which data and records shall be clearly marked to reflect that the Timeshare Loans have been assigned to the Buyer and constitute a portion of the Assets) at the address specified in Section 14.3 hereof or, upon fifteen (15) days notice to the Seller and the Buyer, at such other place where any Servicing Officer of the Servicer is located (or upon one (1) Business Day’s prior written notice if a Purchase Termination Event or Servicer Termination Event shall have occurred).

SECTION 7.7.	Fidelity Bond and Errors and Omissions Insurance.

The Servicer shall maintain or cause to be maintained fidelity bond and errors and omissions insurance with respect to the Servicer in such form and in amounts as is customary for institutions acting as custodian of funds in respect of timeshare loans or receivables on behalf of institutional investors; provided that such insurance shall be in a minimum amount of $1,000,000 per policy and shall name the Buyer as loss payee or certificate holder. No provision of this Section 7.7 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The Servicer shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond and errors and omissions insurance coverage and, by the terms of such fidelity bond and errors and omissions insurance policy, the coverage afforded thereunder extends to the Servicer. Upon a request of the Buyer, the Servicer shall deliver to the Buyer, a certification evidencing coverage under such fidelity bond and the errors and omissions insurance. Any such fidelity bond and errors and omissions insurance policy shall not be canceled or modified in a materially adverse manner without ten (10) Business Days prior written notice to the Buyer, provided, that the Servicer agrees to use commercially reasonable efforts to require the applicable insurer to provide ten (10) days prior written notice of any cancellation or modification initiated by such insurer.

SECTION 7.8.	Merger or Consolidation of the Servicer.

(a)       The Servicer shall promptly provide written notice to the Buyer of any merger or consolidation of the Servicer. The Servicer shall keep in full effect its existence, rights and franchise as a corporation under the laws of the state of its incorporation except as permitted herein, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Timeshare Loans and to perform its duties under this Agreement.

(b)       Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person (i) is a company whose business includes the servicing of assets similar to the Timeshare Loans and shall be authorized to lawfully transact business in the state or states in which the related Timeshare Properties it is to service are situated; (ii) is a U.S. Person, and (iii) delivers to the Buyer (A) an agreement, in form and substance reasonably satisfactory to the Buyer, which contains an assumption by such successor entity of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer under this Agreement and the other Transaction Documents to which the Servicer is a party and (B) an opinion of counsel as to the enforceability of such agreement.

SECTION 7.9.	Sub-Servicing.

(a)       The Servicer may enter into one or more sub-servicing agreements with a sub-servicer upon consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed. References herein to actions taken or to be taken by the Servicer in servicing the Timeshare Loans include actions taken or to be taken by a sub-servicer on behalf of the Servicer. Any sub-servicing agreement shall be upon such terms and conditions as the Servicer may reasonably agree and as are not inconsistent with this Agreement. The Servicer shall be solely responsible for any sub-servicing fees due and payable to such sub-servicer.

(b)       Notwithstanding any sub-servicing agreement, the Servicer shall remain obligated and liable for the servicing and administering of the Timeshare Loans in accordance with this Agreement, without diminution of such obligation or liability by virtue of such sub-servicing agreement, and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Timeshare Loans.

SECTION 7.10.	Servicer Resignation.

The Servicer shall not resign from the duties and obligations hereby imposed on it under this Agreement unless and until (i) a successor servicer, acceptable to the Seller and the Buyer enters into an agreement in form and substance reasonably satisfactory to the Seller and the Buyer, which contains an assumption by such successor Servicer of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer under this Agreement from and after the date of assumption, and (ii) the Seller and the Buyer consent to the assumption of the duties, obligations and liabilities of this Agreement by such successor Servicer. Upon such resignation, the Servicer shall comply with Section 7.4(b) hereof.

Except as provided in the immediately preceding paragraph or elsewhere in this Agreement, or as provided with respect to the survival of indemnifications herein, the duties and obligations of a Servicer under this Agreement shall continue until this Agreement or such obligations of Servicer shall have been terminated as provided herein. The duties and obligations of a Servicer hereunder shall survive the exercise by the Buyer of any right or remedy under this Agreement or the enforcement by the Buyer of any provision of this Agreement.

SECTION 7.11.	Fees and Expenses.

As compensation for the performance of its obligations under this Agreement, the Servicer shall be entitled to receive on each Distribution Date, from amounts on deposit in the Collection Account and in the priorities described in Section 4.3 hereof, the Servicing Fee and any Additional Servicing Compensation. Other than Liquidation Expenses, the Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

SECTION 7.12.	Access to Certain Documentation.
Upon ten (10) Business Days’ prior written notice (or, one (1) Business Day’s prior written notice after the occurrence and during the continuance of a Servicer Termination Event), the Servicer shall, from time to time during regular business hours, as requested by the Seller or the Buyer and, prior to the occurrence of a Servicer Termination Event, at the expense of the Seller and upon the occurrence and continuance of a Servicer Termination Event, at the expense of the Servicer, permit the Seller or the Buyer (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Servicer relating to the servicing of the Timeshare Loans serviced by it and (ii) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Timeshare Loans with any of the officers, employees or accountants of the Servicer having knowledge of such matters. Nothing in this Section 7.12 shall affect the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of the Servicer to provide access to information as a result of such obligation shall not constitute a breach of this Section 7.12. The Servicer may require the Seller or the Buyer to execute certain agreements in order to comply with applicable privacy laws.

SECTION 7.13.	No Offset.

Prior to the Agreement Termination Date, the obligations of Servicer under this Agreement shall not be subject to any defense, counterclaim or right of offset which the Servicer has or may have against the Seller or the Buyer, whether in respect of this Agreement, any Timeshare Loan or otherwise.

SECTION 7.14.	Account Statements.

In connection with the Servicer’s preparation of the Monthly Servicer Reports, the Paying Agent agrees to deliver or make available to the Servicer and Buyer a monthly statement providing the account balance of the Collection Account.

SECTION 7.15.	Indemnification; Third Party Claim.

The Servicer agrees to indemnify the Seller, the Paying Agent and the Buyer from and against any and all actual damages (excluding economic losses related to the collectability of any Timeshare Loan), claims, reasonable attorneys’ fees and related costs, judgments, and any other costs, fees and expenses that each may sustain because of the failure of the Servicer to service the Timeshare Loans in accordance with the Servicing Standard or otherwise perform its obligations and duties hereunder in compliance with the terms of this Agreement, or because of any act or omission by the Servicer due to its negligence or willful misconduct in connection with its maintenance and custody of any funds, documents and records under this Agreement, or its release thereof except as contemplated by this Agreement. The Servicer shall immediately notify the Seller, the Paying Agent and the Buyer if it has Knowledge of a claim made by a third party with respect to the Timeshare Loans, and, if such claim relates to the servicing of the Timeshare Loans by the Servicer, the Servicer shall assume, with the consent of the Buyer, the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it. This Section 7.15 shall survive the termination of this Agreement or the resignation or removal of the Servicer hereunder.

SECTION 7.16.	Backup Servicer.

(a)       Backup Servicing Agreement. The Seller, the Buyer, the Servicer, and the Backup Servicer hereby agree to execute the Backup Servicing Agreement. The Backup Servicer shall be responsible for each of the duties and obligations imposed upon it by the provisions of the Backup Servicing Agreement and shall have no duties or obligations under any Transaction Document to which it is not a party.

(b)       Termination of Servicer; Cooperation. In the event that the Servicer is terminated or resigns in accordance with the terms of this Agreement, the Backup Servicer agrees to continue to perform its duties and obligations hereunder and in the Backup Servicing Agreement without interruption. The Backup Servicer agrees to cooperate in good faith with any successor Servicer to effect a transition of the servicing obligations by the Servicer to any successor Servicer. The Paying Agent agrees to provide such information regarding the Collection Account as the Backup Servicer shall require to produce the Monthly Servicer Report on and after the Assumption Date.

(c)       Backup Servicer Duties After Assumption Date. In the event that the Servicer is terminated or resigns in accordance with this Agreement, the Backup Servicer agrees that it shall undertake those servicing duties and obligations as set forth in and subject to Section 2 and Schedule V of the Backup Servicing Agreement.

(d)       Backup Servicing Fee. The Backup Servicer shall receive its Backup Servicing Fee in accordance with Section 4.3 hereof.

(e)       Termination of Backup Servicer. Notwithstanding anything to the contrary herein, the Buyer shall have the right (with the consent of the Seller) to remove the Backup Servicer with or without cause at any time and replace the Backup Servicer pursuant to the provisions of the Backup Servicing Agreement. In the event that the Buyer shall exercise its rights to remove and replace Concord Servicing Corporation as Backup Servicer or Concord Servicing Corporation shall have terminated the Backup Servicing Agreement in accordance with the terms thereof, Concord Servicing Corporation shall have no further obligation to perform the duties of the Backup Servicer under this Agreement. In the event of a termination of the Backup Servicing Agreement, the Buyer shall appoint a successor Backup Servicer reasonably acceptable to the Buyer and the Seller. Any successor Backup Servicer or Servicer appointed pursuant to this Agreement (i) as a condition to any such appointment, shall be a nationally recognized and licensed servicer of timeshare loan receivables that (a) is actively servicing a portfolio of timeshare loans with an aggregate principal balance of not less than $200,000,000, (b) has servicing and collection capabilities for all categories of delinquent and defaulted timeshare loans (including through foreclosure) and (c) is not an Affiliate of the Buyer, and (ii) shall be required to enter into a written backup servicing agreement that is reasonably acceptable to each of Seller and Buyer.

SECTION 7.17.        Aruba Notices. Within thirty (30) days of each Sale Date (with respect to the Timeshare Loans that are Aruba Club Loans) and each Transfer Date (with respect to a Qualified Substitute Timeshare Loan that is an Aruba Club Loan), the Servicer shall confirm that notices have been mailed out to each related Obligor that such Timeshare Loan has ultimately been sold and assigned to the Buyer. Such notice may include any notice or notices that the Aruba Originator’s predecessors in title to the Timeshare Loan may give to the same Obligor with respect to any sales, transfers and assignments of the Timeshare Loan by such predecessors. Such notice shall be in the form attached hereto as Exhibit M, as the same may be amended, revised or substituted by the Servicer from time to time.

SECTION 7.18.        Recordation. As soon as practicable after the Closing Date or Transfer Date, as applicable, but in no event later than ten (10) Business Days after receipt by the Servicer of the original Mortgage, the Servicer shall cause the Assignment of Mortgage in respect of each Timeshare Loan to be sent for recording to the appropriate offices. The Servicer agrees to cause all evidences of recordation to be delivered to the Custodian to be held as part of the Timeshare Loan Files.

ARTICLE VIII.

PURCHASE TERMINATION EVENT; REMEDIES

SECTION 8.1.	Purchase Termination Events.

                      “Purchase Termination Event” wherever used herein means any one of the following events:

(a)       a non-monetary default in the performance, or breach, of any covenant of the Seller in this Agreement (other than a covenant dealing with a default in the performance of which, or the breach of which, is specifically dealt with elsewhere in this Section 8.1), the continuance of such default or breach for a period of thirty (30) days (or, if the Seller shall have provided evidence satisfactory to the Buyer that such covenant cannot be cured in the thirty (30) day period and that it is diligently pursuing a cure, 60 days) after the earlier of (x) the Seller first acquiring Knowledge thereof, and (y) the Buyer’s giving written notice thereof to the Seller; provided, however, that if such default or breach is in respect of the negative covenants contained in Section 10.3(a)(i) or (ii) hereof, there shall be no grace period whatsoever; or

(b)       if any representation or warranty of the Seller made in this Agreement shall prove to be incorrect in any material respect as of the time when the same shall have been made, and such breach is not remedied within thirty (30) days (or, if the Seller shall have provided evidence satisfactory to the Buyer that such representation or warranty cannot be cured in the thirty (30) day period and that it is diligently pursuing a cure, sixty (60) days) after the earlier of (x) the Seller first acquiring Knowledge thereof, and (y) the Buyer’s giving written notice thereof to the Seller; or

(c)       the entry by a court having jurisdiction over the Seller of (i) a decree or order for relief in respect of the Seller in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Seller as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Seller under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Seller, or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(d)       the commencement by the Seller of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by either to the entry of a decree or order for relief in respect of the Seller in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Seller or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the Seller’s failure to pay its debts generally as they become due, or the taking of corporate action by the Seller in furtherance of any such action; or

(e)       the impairment of the validity of any interest of the Buyer in the Assets in any material respect, except as expressly permitted hereunder, or the creation of any material encumbrance on or with respect to such Assets or any portion thereof not otherwise permitted, which is not stayed or released within ten (10) days of the Seller having Knowledge of its creation; or

(f)        the failure by the Seller to repurchase or cause to be repurchased any Defective Timeshare Loan or provide or cause to be provided a Qualified Substitute Timeshare Loan for a Defective Timeshare Loan to the extent required under the terms of this Agreement; or

(g)       nonpayment of Program Fee Amounts, Buyer Target Loan Pool Repayment Amounts, any fees due the Buyer, or any other payments or deposits required by the Agreement when such become due and payable, and continuance of such default for three (3) Business Days.

SECTION 8.2.	Remedies.

(a)       If a Purchase Termination Event occurs and is continuing of which a Responsible Officer of the Seller has Knowledge, the Seller shall immediately give notice to the Buyer.

(b)

Subject to the provisions set forth in this Agreement, if a Purchase Termination Event occurs and is continuing, the Buyer may, in its discretion, proceed to protect and enforce its rights by such appropriate judicial or other proceedings as the Buyer shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

(c)       If a Purchase Termination Event occurs and is continuing, the Buyer may, in its discretion, elect to cease purchasing Assets pursuant to Article II of this Agreement.

SECTION 8.3.	Rights and Remedies Cumulative.

Except as otherwise provided in this Agreement, no right or remedy herein conferred upon or reserved to the Buyer is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 8.4.	Delay or Omission Not Waiver.

No delay or omission of the Buyer to exercise any right or remedy accruing upon any Purchase Termination Event shall impair any such right or remedy or constitute a waiver of any such Purchase Termination Event or an acquiescence therein. Every right and remedy given by this Article VIII to the Buyer may be exercised from time to time, and as often as may be deemed expedient, by the Buyer, as the case may be.

SECTION 8.5.	Undertaking for Costs.

All parties to this Agreement agree that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Buyer for any action taken, suffered or omitted by it as Buyer, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.

SECTION 8.6.	Waiver of Stay or Extension Laws.

The Seller and Buyer covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Seller and Buyer (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Seller or Buyer, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 8.7.	Performance and Enforcement of Certain Obligations.

Promptly following a request from the Buyer, the Seller shall take all such lawful action as the Buyer may request to compel or secure the performance and observance by the initial Servicer of each of its respective obligations to the Seller or Buyer under or in connection with any Transaction Document and to exercise any and all rights, remedies, powers and privileges lawfully available to the Seller under or in connection with any Transaction Document to the extent and in the manner directed by the Buyer, including the transmission of notices of default on the part of the initial Servicer thereunder and the institution of legal or administrative actions or proceedings to compel or secure performance by the initial Servicer of its obligations under the Transaction Documents.

ARTICLE IX.

INDEMNIFICATION

SECTION 9.1.	Buyer Indemnified by Seller.

                            The Seller agrees to indemnify the Buyer and its directors, officers, agents, employees, Affiliates, owners and representatives (the “Buyer Indemnified Party”)against any and all claims, losses, liabilities, (including reasonable accountants' and attorneys' fees, charges, and costs) that the Buyer may sustain directly related to any breach of the representations and warranties of the Seller under Article XII hereof (the “Indemnified Amounts”) excluding, however(i) Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Buyer Indemnified Party; (ii) any recourse for any uncollectible Timeshare Loan not related to a breach of representation or warranty; (iii) recourse to the Seller for a Defective Timeshare Loan so long as the same is cured, substituted or repurchased pursuant to Section 6.1 hereof, (iv) income, franchise or similar taxes by such Buyer Indemnified Party arising out of or as a result of this Agreement or the sale of the Timeshare Loans; (v) Indemnified Amounts attributable to any violation by a Buyer Indemnified Party of any Requirement of Law related to a Buyer Indemnified Party; or (vi) the operation or administration of the Buyer Indemnified Party generally and not related to the enforcement of this Agreement. The Seller shall (A) promptly notify the Buyer if a claim is made by a third party with respect to this Agreement or the Timeshare Loans, and relating to (i) the failure by the Seller to perform its duties in accordance with the terms of this Agreement or (ii) a breach of the Seller’s representations, covenants and warranties contained in this Agreement, (B) assume (with the consent of the Buyer, which consent shall not be unreasonably withheld), the defense of any such claim and (C) pay all expenses in connection therewith, including reasonable legal counsel fees and promptly pay, discharge and satisfy any judgment, order or decree which may be entered against the Buyer in respect of such claim. If the Seller shall have made any indemnity payment pursuant to this Section 9.1 and the recipient thereafter collects from another Person any amount relating to the matters covered by the foregoing indemnity, the recipient shall promptly repay such amount to the Seller. The obligations of the Seller under this Section 9.1to indemnify the Buyer shall survive the Closing Date of this Agreement and continue until the Agreement Termination Date.

SECTION 9.2.	Seller Indemnified by Buyer.

                            The Buyer shall indemnify, defend, and hold harmless Bluegreen and the Seller, and their respective directors, officers, agents, employees, Affiliates, owners and representatives (the "Seller Indemnitees") against any and all losses, claims, damages, expenses, actions and liabilities, joint or several, including, without limitation, reasonable accountants' and attorneys' fees, charges, and costs (the "Seller Losses"), to which any or all of the Seller Indemnitees may become subject, insofar as such Seller Losses (a) arise after the Closing Date and are related to the gross negligence or willful misconduct of the Buyer or the other Buyer Indemnified Parties, or (b) are based on any breach of any representation, warranty, agreement or covenant of the Buyer in this Agreement; and, on notice, the Buyer shall reimburse the Seller Indemnitees for all such Seller Losses together with any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Seller Losses. Notwithstanding the foregoing, nothing in this Agreement shall obligate the Buyer to indemnify the Seller Indemnitees for any liability which occurs as a result of a breach of this Agreement by the Seller, or for the gross negligence or willful misconduct by the Seller Indemnitees. The obligations of the Buyer under this Section 9.2 to indemnify the Seller Indemnitees shall survive the Closing Date of this Agreement and continue until the Agreement Termination Date.

ARTICLE X.

COVENANTS OF THE SELLER/BUYER

SECTION 10.1.	Existence; Merger; Consolidation, etc.

(a)       The Seller shall keep in full effect its existence under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business as a foreign business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Timeshare Loans.

(b)       The Seller shall at all times observe and comply in all material respects with (i) all laws applicable to it, (ii) all requirements of law in the declaration and payment of distributions, and (iii) all requisite and appropriate formalities in the management of its business and affairs and the conduct of the transactions contemplated hereby.

(c)       The Seller shall not (i) consolidate or merge with or into any other Person or convey or transfer its properties and assets substantially as an entirety to any other Person or (ii) commingle its assets with those of any other Person.

SECTION 10.2.	Protection of Assets; Further Assurances.

(a)       Subject to the terms of this Agreement, the Seller and Buyer shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance, and other instruments, and shall take such other action as may be necessary or advisable to:

(i)	Grant more effectively the assets comprising all or any portion of the Assets or carry out more effectively the purposes hereof;
(ii)	publish notice of, or protect the validity of, any Grant made or to be made by this Agreement and perfect the security interest contemplated hereby, as applicable, in favor of the Seller or Buyer;
(iii)	enforce or cause the Servicer to enforce any of the Timeshare Loans in accordance with the Servicing Standard; and
(iv)

preserve and defend title to the Timeshare Loans (including, subject to the terms of this Agreement, the right to receive all payments due or to become due thereunder), the interests in the Timeshare Properties, or other property included in the Assets and preserve and defend the rights of the Buyer in the Assets (including, subject to the terms of this Agreement, the right to receive all payments due or to become due thereunder) against the claims of all Persons and parties other than as permitted hereunder.

(b)       The Seller and Buyer shall not take any action and shall use their commercially reasonable efforts not to permit any action to be taken by others that would release any Person from any of such Person’s material covenants or obligations under any instrument or agreement included in the Assets or that would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such instrument or agreement, except as expressly provided in this Agreement or the Custodial Agreement or such other instrument or agreement.

                             (c)       The Seller and Buyer may contract with or otherwise obtain the assistance of other Persons to assist them in performing their duties under this Agreement, and any performance of such duties by a Person identified to the Buyer or Seller in writing to the other shall be deemed to be action taken by such Person; provided, however, that no appointment of such Person shall relieve the Seller or Buyer of its duties and obligations hereunder. Initially, the Buyer and Seller have contracted with the Servicer, the Backup Servicer and the Custodian pursuant to this Agreement to assist the Buyer in performing its duties under this Agreement and the other Transaction Documents.

                            (d)       The Seller and Buyer shall punctually perform and observe all of their obligations and agreements contained in this Agreement, the Transaction Documents and in the instruments and agreements included in the Assets.

                             (e)       Subject to the terms of this Agreement, and without derogating from the absolute nature of the assignment granted to the Buyer under this Agreement or the rights of the Buyer hereunder, the Seller and Buyer agree (i) that they shall not, without the prior written consent of the other, amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, supplement, termination, waiver or surrender of, the terms of any Timeshare Loan (except to the extent otherwise provided in this Agreement or in the Timeshare Loan Documents) or the Transaction Documents, or waive timely performance or observance by the Servicer or the Custodian, under this Agreement; and (ii) that any such amendment shall not reduce in any manner the amount of, or accelerate or delay the timing of, distributions that are required to be made to Buyer or Seller pursuant to Section 4.3 or this Agreement. If any such amendment, modification, supplement or waiver shall be so consented to by the Buyer, the Seller agrees, promptly following a request by the Buyer, to execute and deliver, at its own expense, such agreements, instruments, consents and other documents as the Buyer may deem necessary or appropriate in the circumstances.

                             (f)       The Seller, upon the Seller’s failure to do so, hereby irrevocably designates the Buyer and the Servicer, severally, its agents and attorneys-in-fact to execute any financing statement or continuation statement or Assignment of Mortgage required pursuant to this Section 10.2; provided, however, that such designation shall not be deemed to create a duty of the Buyer to monitor the compliance of the Seller with the foregoing covenants, and provided, further, that the duty of the Buyer or the Servicer to execute any instrument required pursuant to this Section 10.2 shall arise only if a Responsible Officer of the Buyer or the Servicer, as applicable, has Knowledge of any failure of the Seller to comply with the provisions of this Section 10.2.

                             (g)       Except to the extent of any payments received with respect to a Credit Card Timeshare Loan, in the event that the Seller shall receive any payments in respect of a Timeshare Loan after the Closing Date or Sale Date, as applicable, the Seller shall, within two (2) Business Days of receipt, transfer or cause to be transferred, such payments to the Lockbox Account. Payments received by the Seller with respect to Credit Card Timeshare Loans, without regard to any discount fees, shall be transferred to the Lockbox Account within five (5) Business Days.

                             (h)       Subject to the terms of this Agreement, the Seller and Buyer agree from time to time, at their respective expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Buyer may reasonably request, to perfect, protect or more fully evidence the Assets, or to enable the Buyer or Seller to exercise and enforce its rights and remedies hereunder or under any of the other Transaction Documents to which it is a party. The Seller shall deliver to the Custodian a Lost Note Affidavit hereto in each instance where it is unable to provide a signed original promissory note, and the Buyer agrees that such Lost Note Affidavit shall be sufficient to satisfy the Seller’s obligations hereunder and under the Custodial Agreement.

SECTION 10.3.	Additional Covenants.
(a)	The Seller shall not:
(i)	sell, transfer, exchange or otherwise dispose of any portion of the Assets except as expressly permitted by this Agreement;
(ii)	claim any credit on, or make any deduction from, the principal of, or interest on, any of the Timeshare Loans;

(iii)	engage in any business or activity other than as permitted by its organizational documents, this Agreement and the other Transaction Documents and any activities incidental thereto;
(iv)

incur or assume, directly or indirectly, any indebtedness, except for such indebtedness as may be incurred by the Seller pursuant to this Agreement, or guaranty any indebtedness or other obligations of any Person (other than the Timeshare Loans), or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other Person (other than the Timeshare Loans);

(v)	dissolve or liquidate in whole or in part or merge or consolidate with any other Person;
(vi)

(A) permit the validity or effectiveness of this Agreement or any Grant hereby to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations under this Agreement, except as may be expressly permitted hereby, (B) permit any lien, charge, security interest, mortgage or other encumbrance to be created on or to extend to or otherwise arise upon or burden the Assets or any part thereof or any interest therein or the proceeds thereof (other than Permitted Liens and tax liens, mechanics; liens and other liens that arise by operation of law, in each case on any of the Resort Interests and arising solely as a result of an act or omission of the related Obligor) other than the Lien of this Agreement or (C) except as otherwise contemplated in this Agreement, permit the Lien of this Agreement (other than with respect to any Permitted Liens or such tax, mechanic’s or other lien) not to constitute a valid first priority security interest in the Assets;

(vii)	change the location of its principal place of business without the prior notice to the Buyer.
SECTION 10.4.	Notice of Purchase Termination Event/Servicer Termination Event.

                             Immediately upon the Seller having Knowledge of the existence of any condition or event which constitutes a Purchase Termination Event or a Servicer Termination Event, the Seller shall deliver to the Buyer a written notice describing its nature and period of existence and what action the Seller is taking or proposes to take with respect thereto.

SECTION 10.5.	Report on Proceedings.

                             Promptly upon the Seller’s or the Buyer’s becoming aware of (i) any proposed or pending investigation of it by any Governmental Authority; or (ii) any pending or proposed court or administrative proceeding which involves or is reasonably likely to involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of it, such Person shall deliver to the other a written notice specifying the nature of such investigation or proceeding and what action such Person is taking or proposes to take with respect thereto and evaluating its merits.

SECTION 10.6.	Taxes.

The Seller and Buyer shall pay all taxes when due and payable or levied against its respective assets, properties or income, except to the extent such Person is contesting the same in good faith and has set aside adequate reserves in accordance with GAAP for the payment thereof.

SECTION 10.7.	Restricted Payments.

Neither of the Seller nor the Buyer shall, directly or indirectly, make or cause to be made payments to or distributions from the Collection Account except in accordance with this Agreement and the Transaction Documents.

SECTION 10.8.	Further Instruments and Acts.

Upon request of, as applicable, the Buyer or the Seller to the other, the Person to whom such request is made shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

ARTICLE XI.

REACQUISITION OF SALE DATE LOAN POOLS

SECTION 11.1.  Clean-up Call; Optional Reacquisition; Election to Reacquire.

The initial Servicer shall have the option to reacquire not less than all of the Timeshare Loans in the Aggregate Sale Date Loan Pool any date after the Optional Reacquisition Date by payment of an amount equal to the Reacquisition Price (unless amounts in the Trust Accounts are sufficient to make such payments).

SECTION 11.2.	Notice to Buyer.

                             The Servicer shall give written notice of its intention to reacquire the Aggregate Sale Date Loan Pool to the Buyer at least fifteen (15) days prior to the Reacquisition Date (unless a shorter period shall be satisfactory to the Buyer).

SECTION 11.3.	Notice of Reacquisition by the Servicer.

Notices of reacquisition shall be given by electronic transmission and by first class mail, postage prepaid, mailed not less than for fifteen (15) days prior to the Reacquisition Date, to the Buyer. All notices of reacquisition shall state (a) the Reacquisition Date, (b) the Reacquisition Price, (c) that the Aggregate Sale Date Loan Pool is being reacquired, (d) the Timeshare Loans comprising the Aggregate Sale Date Loan Pool and (e) that on the Reacquisition Date, the Reacquisition Price shall become due and payable in respect of the reacquisition of the Aggregate Sale Date Loan Pool, and that the Program Fee shall cease to accrue if payment is made on the Reacquisition Date.

SECTION 11.4.	Deposit of Reacquisition Price.

On or before the Business Day immediately preceding the Reacquisition Date, the Servicer shall deposit with the Buyer an amount equal to the Reacquisition Price and any amounts, fees and expenses that are required to be paid hereunder (less any portion of such payment to be made from funds held in any of the Trust Accounts).

SECTION 11.5.	Timeshare Loans on Reacquisition Date.

Notice of reacquisition having been given as provided in Section 11.2 hereof and deposit of the Reacquisition Price with the Buyer having been made as provided in Section 11.4 hereof, the Aggregate Sale Date Loan Pool being reacquired shall on the Reacquisition Date, become due and payable at the Reacquisition Price, and, on such Reacquisition Date, the Aggregate Sale Date Loan Pool shall cease to accrue the Program Fee. The Buyer shall apply all available funds in the Trust Accounts and the Buyer shall be paid any remaining portion of the Reacquisition Price by the Servicer upon transfer of the Aggregate Sale Date Loan Pool being purchased to the Servicer or its designee. If the Servicer shall have failed to deposit the Reacquisition Price with the Buyer, the principal and Program Fee with respect to the Aggregate Sale Date Loan Pool shall, until paid, continue to accrue at the applicable Program Fee Rate. The Servicer’s failure to deposit the Reacquisition Price shall not constitute a Purchase Termination Event hereunder.

ARTICLE XII.

REPRESENTATIONS AND WARRANTIES

SECTION 12.1.	Representations and Warranties of the Seller.

The Seller represents and warrants to the Buyer, the Servicer, and the Backup Servicer as of the Closing Date, and on each applicable Sale Date (with respect to the applicable Timeshare Loans) and Transfer Date (with respect to any Qualified Substitute Timeshare Loans transferred on such Transfer Date), as follows:

(a)       Organization and Good Standing. The Seller has been duly formed and is validly existing and in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as presently conducted and has the power and authority to own and convey all of its properties and to execute and deliver this Agreement and the applicable Transaction Documents and to perform the transactions contemplated hereby and thereby.

(b)       Binding Obligation. This Agreement and the Transaction Documents to which it is a party have each been duly executed and delivered on behalf of the Seller and this Agreement and each Transaction Document to which it is a party constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium and other similar applicable laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, reorganization, liquidation or dissolution, as applicable, of it and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

                             (c)       No Consents Required. No consent of, or other action by, and no notice to or filing with, any Governmental Authority or any other party, is required for the due execution, delivery and performance by the Seller of this Agreement or any of the Transaction Documents or for the perfection of or the exercise by the Buyer of any of their rights or remedies thereunder which have not been duly obtained.

                             (d)       No Violation. The consummation of the transaction contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any material breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the organizational documents of the Seller, or any agreement or other instrument to which the Seller is a party or by which it is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement or other instrument (other than this Agreement).

                             (e)       No Proceedings. There is no pending or, to the Seller’s Knowledge, threatened action, suit or proceeding, nor any injunction, writ, restraining order or other order of any nature against or affecting the Seller, its officers or directors, or the property of the Seller, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement or any of the Transaction Documents, (ii) seeking to prevent the sale and assignment of any Timeshare Loan or the consummation of any of the transactions contemplated thereby, (iii) seeking any determination or ruling that might materially and adversely affect (A) the performance by the Seller of this Agreement or any of the Transaction Documents or the interests of the Buyer, (B) the validity or enforceability of this Agreement or any of the Transaction Documents, (C) any Timeshare Loan, or asserting a claim for payment of money adverse to the Seller or the conduct of its business or which is inconsistent with the due consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

                             (f)       Seller Not Insolvent. The Seller is solvent and shall not become insolvent after giving effect to the transactions contemplated by this Agreement and each of the Transaction Documents.

                             (g)       Name. The legal name of the Seller is as set forth in the signature page of this Agreement and the Seller does not have any tradenames, fictitious names, assumed names or “doing business as” names.

                             (h)       Possession of Licenses, Certificates, Franchises and Permits. The Seller holds, and at all times during the term of this Agreement shall hold, all material licenses, certificates, franchises and permits from all governmental authorities necessary for the conduct of its business, and has received no notice of proceedings relating to the revocation of any such license, certificate, franchise or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any Timeshare Loans.

                             (i)       Company Authority and Power. It has, and at all times during the term of this Agreement shall have, all requisite company power and authority to own its properties, to conduct its business, to execute and deliver this Agreement and all documents and transactions contemplated hereunder and to perform all of its obligations under this Agreement and any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder. It has all requisite corporate power and authority to acquire, own, sell, transfer and convey Timeshare Loans to the Buyer.

                             (j)       Authorization, Execution and Delivery Valid and Binding. This Agreement and all other Transaction Documents and instruments required or contemplated hereby to be executed and delivered by it have been duly authorized, executed and delivered by it and, assuming the due execution and delivery by, the other party or parties hereto and thereto, constitute legal, valid and binding agreements enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium and other similar applicable laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, reorganization, liquidation or dissolution, as applicable, of it and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law. This Agreement constitutes a valid sale of its interest in the Timeshare Loans to the Buyer or, in the event of the characterization of any such sale as a loan, the valid creation of a first priority perfected security interest in such Timeshare Loans in favor of the Buyer.

                            (k)       Defaults. It is not in default under any material agreement, contract, instrument or indenture to which it is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, in each case, which would have a material adverse effect on the transactions contemplated hereunder or on its business, operations, financial condition or assets, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.

                                (l)       Information. No document, certificate or report furnished or required to be furnished by or on behalf of it pursuant to this Agreement, in its capacity as Seller, contains or shall contain when furnished any untrue statement of a material fact or fails or shall fail to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which it was made. There are no facts known to it which, individually or in the aggregate, materially adversely affect, or which (aside from general economic trends) may reasonably be expected to materially adversely affect in the future, the financial condition or assets or its business, or which may impair the ability of it to perform its obligations under this Agreement, which have not been disclosed herein or therein or in the certificates and other documents furnished to the Buyer by or on behalf of it specifically for use in connection with the transactions contemplated hereby or thereby.

                             (m)       Foreign Tax Liability. It is not aware of any Obligor under a Timeshare Loan who has withheld any portion of payments due under such Timeshare Loan because of the requirements of a foreign taxing authority, and no foreign taxing authority has contacted it concerning a withholding or other foreign tax liability.

                             (n)       Employee Benefit Plan Liability. As of the Closing Date and as of each Sale Date and each Transfer Date, as applicable, (A) with respect to plan years beginning before January 1, 2008, neither the Seller nor any of its Commonly Controlled Affiliates incurred any “accumulated funding deficiency” (as such term was defined under ERISA and the Code for such years), whether or not waived, with respect to any “Employee Pension Benefit Plan” (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect (as defined below), and, to the Seller’s Knowledge, for any such year, no event has occurred or circumstance exists that resulted, or may result, in any accumulated funding deficiency of any such plan that either individually or in the aggregate could Cause a Material Adverse Effect; (B) with respect to plan years beginning after December 31, 2007, neither the Seller nor any of its Commonly Controlled Affiliates has any unpaid “minimum required contribution” (as such term is defined under ERISA and the Code) with respect to any Employee Pension Benefit Plan, whether or not such unpaid minimum required contribution is waived, that either individually or in the aggregate could Cause a Material Adverse Effect, and, to the Seller’s Knowledge, no event has occurred or circumstance exists that may result in any unpaid minimum required contribution as of the last day of the current plan year of any such plan that either individually or in the aggregate could Cause a Material Adverse Effect; (C) the Seller and each of its Commonly Controlled Affiliates have no outstanding liability for any undisputed contribution required under any Seller Multiemployer Plan (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect; and (D) the Seller and each of its Commonly Controlled Affiliates have no outstanding liability for any disputed contribution required under any Seller Multiemployer Plan that either individually or in the aggregate could Cause a Material Adverse Effect. As of the Closing Date and as of each Sale Date and Transfer Date, as applicable, to the Seller’s Knowledge (1) neither the Seller nor any of its Commonly Controlled Affiliates has incurred any Withdrawal Liability (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect, and (2) no event has occurred or circumstance exists that could result in any Withdrawal Liability that either individually or in the aggregate could Cause a Material Adverse Effect. As of the Closing Date and as of each Sale Date and Transfer Date, as applicable, to the Seller’s Knowledge, neither the Seller nor any of its Commonly Controlled Affiliates has received notification of the reorganization, termination, partition, or insolvency of any Multiemployer Plan that could either individually or in the aggregate Cause a Material Adverse Effect. For purposes of this subsection 12.1(n), “Cause a Material Adverse Effect” means reasonably be expected to result in a material adverse effect on the Seller and its Commonly Controlled Affiliates, in the aggregate; “Commonly Controlled Affiliates” means those direct or indirect Affiliates of the Seller that would be considered a single employer with the Seller under Section 414(b), (c), (m), or (o) of the Code; “Employee Pension Benefit Plan” means an employee pension benefit plan as such term is defined in Section 3(2) of ERISA that is sponsored, maintained or contributed to by the Seller or any of its Commonly Controlled Affiliates (other than a Seller Multiemployer Plan); “Multiemployer Plan” means a multiemployer plan as such term is defined in Section 3(37) of ERISA; “Seller Multiemployer Plan” means a Multiemployer Plan to which the Seller or any of its Commonly Controlled Affiliates contributes or in which the Seller or any of its Commonly Controlled Affiliates participates; and “Withdrawal Liability” means liability as determined under ERISA for the complete or partial withdrawal of the Seller or any of its Commonly Controlled Affiliates from a Multiemployer Plan.

                             (o)       Taxes. As of the Closing Date, it (i) has filed all tax returns (federal, state and local) which it reasonably believes are required to be filed and has paid or made adequate provision in its GAAP financial statements for the payment of all taxes, assessments and other governmental charges due from it or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings or except where the failure to file or pay shall not have a material adverse effect on the rights and interests of the Buyer, (ii) knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves in its GAAP financial statements have not been established and (iii) intends to pay all such taxes, assessments and governmental charges, if any, when due.

                             (p)       Place of Business. The principal place of business and chief executive office where it keeps its records concerning Timeshare Loans shall be 4950 Communication Avenue, Suite 900, Boca Raton, Florida 33431 (or such other place specified by it by written notice to the Buyer). It is a limited liability company formed under the laws of the State of Delaware.

                             (q)       Bluegreen Vacation Club. With respect to the Club Loans:

(i)

The Club Trust Agreement, of which a true and correct copy is attached hereto as Exhibit N is in full force and effect; and a certified copy of the Club Trust Agreement has been delivered to the Buyer together with all amendments and supplements in respect thereof;

(ii)

The arrangement of contractual rights and obligations (duly established in accordance with the Club Trust Agreement under the laws of the State of Florida) was established for the purpose of holding and preserving certain property for the benefit of the Beneficiaries referred to in the Club Trust Agreement. The Club Trustee has all necessary trust and other authorizations and powers required to carry out its obligations under the Club Trust Agreement in the State of Florida and in all other states in which it holds Resort Interests. The Club is not a corporation or business trust under the laws of the State of Florida. The Club is not taxable as an association, corporation or business trust under federal law or the laws of the State of Florida;

(iii)

The Club Trustee is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida. As of the Closing Date, the Club Trustee is qualified to do business as a foreign corporation and is in good standing under the laws of the state of Tennessee. As of each Transfer Date, the Club Trustee shall be duly qualified to do business as a foreign corporation and shall be in good standing under the laws of each jurisdiction it is required by law to be. The Club Trustee is not an affiliate of the Servicer for purposes of Chapter 721, Florida Statutes and is in compliance with the requirements of such Chapter 721 requiring that it be independent of the Servicer;

(iv)

The Club Trustee has all necessary corporate power to execute and deliver, and has all necessary corporate power to perform its obligations under this Agreement, the other Transaction Documents to which it is a party, the Club Trust Agreement and the Club Management Agreement. The Club Trustee possesses all requisite franchises, operating rights, licenses, permits, consents, authorizations, exemptions and orders as are necessary to discharge its obligations under the Club Trust Agreement;

(v)

The Club Trustee holds all right, title and interest in and to all of the Timeshare Properties related to the Club Loans solely for the benefit of the Beneficiaries referred to in, and subject in each case to the provisions of, the Club Trust Agreement and the other documents and agreements related thereto. Except with respect to the Mortgages (or a pledge of the Co-op Shares in connection with Aruba Club Loans), the Club Trustee has permitted none of such Timeshare Properties to be made subject to any lien or encumbrance during the time it has been a part of the trust estate under the Club Trust Agreement;

(vi)

There are no actions, suits, proceedings, orders or injunctions pending against the Club or the Club Trustee, at law or in equity, or before or by any governmental authority which, if adversely determined, could reasonably be expected to have a material adverse effect on the trust estate or the Club Trustee’s ability to perform its obligations under the Transaction Documents;

(vii)	Neither the Club nor the Club Trustee has incurred any indebtedness for borrowed money (directly, by guarantee, or otherwise);
(viii)

All ad valorem taxes and other taxes and assessments against the Club and/or its trust estate have been paid when due and neither the Seller nor the Club Trustee knows of any basis for any additional taxes or assessments against any such property. The Club has filed all required tax returns and has paid all taxes shown to be due and payable on such returns, including all taxes in respect of sales of Owner Beneficiary Rights (as defined in the Club Trust Agreement) and Vacation Points, if any;

(ix)

The Club and the Club Trustee are in compliance in all material respects with all applicable laws, statutes, rules and governmental regulations applicable to it and in compliance with each material instrument, agreement or document to which it is a party or by which it is bound, including, without limitation, the Club Trust Agreement;

(x)	Except as expressly permitted in the Club Trust Agreement, the Club has maintained the One-to-One Beneficiary to Accommodation Ratio (as such terms are defined in the Club Trust Agreement);
(xi)	The Club Association is a not-for-profit corporation, duly formed, validly existing and in good standing under the laws of the State of Florida;
(xii)

Upon purchase of the Club Loans and related Assets hereunder, the Buyer is an “Interest Holder Beneficiary” under the Club Trust Agreement and each of the Club Loans constitutes “Lien Debt”, “Purchase Money Lien Debt” and “Owner Beneficiary Obligations” under the Club Trust Agreement; and

(xiii)

Except as disclosed to the Buyer in writing or noted in the Custodian’s Certification, each Mortgage associated with a Deeded Club Loan and granted by the Club Trustee or the Obligor on the related Deeded Club Loan, as applicable, has been duly executed, delivered and recorded by or pursuant to the instructions of the Club Trustee under the Club Trust Agreement and such Mortgage is valid and binding and effective to create the lien and security interests in favor of the Buyer (upon assignment thereof to the Buyer). Each of such Mortgages was granted in connection with the financing of a sale of a Resort Interest.

SECTION 12.2.

                             The Seller hereby represents and warrants to the Buyer that it has entered into the Purchase Agreement, that the applicable Originator has made the representations and warranties in the Purchase Agreement as set forth therein, that such representations and warranties run to and are for the benefit of the Seller, and the Buyer, and that pursuant to Section 1.8 hereof, the Seller has transferred and assigned to the Buyer all rights and remedies under the Purchase Agreement.

SECTION 12.3.

                            The Purchase Agreement, including the other Transaction Documents contemplated thereby, are the only agreements pursuant to which the Seller acquires ownership of the Timeshare Loans. To the Knowledge of the Seller, the representations and warranties of the applicable Originator under the Purchase Agreement are true and correct.

SECTION 12.4.

                             In consideration of Sections 12.2 and 12.3 hereof, the Seller hereby makes the representations and warranties relating to the Timeshare Loans contained in Schedule I hereto for the benefit of the Buyer as of each Sale Date and each Transfer Date (only with respect to each Qualified Substitute Timeshare Loan transferred on such Transfer Date), as applicable.

SECTION 12.5.	Survival of Seller Representation and Warranties.

                             It is understood and agreed that the representations and warranties set forth in Sections 12.1, 12.2, 12.3 and 12.4 hereof shall survive the sale of each Timeshare Loan to the Buyer and shall continue so long as any such Timeshare Loans shall remain outstanding or until such time as such Timeshare Loans are repurchased, purchased or a Qualified Substitute Timeshare Loan is provided pursuant to Article VI hereof. For avoidance of doubt, it is understood and agreed that with respect to the representations contained in Sections 12.1 and 12.4 hereof, such representations and warranties shall be limited to the date upon which they were made (i.e., as of the Closing Date, Sale Date or Transfer Date, as applicable) and shall not be deemed to relate to any subsequent time notwithstanding their survival.

SECTION 12.6.	Knowledge Limitation.

                             With respect to any representations and warranties contained in Sections 12.1, 12.2, 12.3 and 12.4 which are made to the Seller’s Knowledge, if it is discovered that any representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of a Timeshare Loan or the interests of the Buyer or any subsequent assignee thereof, then notwithstanding such lack of Knowledge of the accuracy of such representation and warranty at the time such representation or warranty was made (without regard to any Knowledge qualifiers), such inaccuracy shall be deemed a breach of such representation or warranty solely for purposes of the repurchase or substitution obligations described in Sections 6.1 (a) or (b) hereof.

SECTION 12.7.	Representations and Warranties of the Servicer.

The Servicer hereby represents and warrants to the Buyer, the Seller, and the Backup Servicer, as of the Closing Date, each Sale Date and each Transfer Date, the following:

(a)	Organization and Authority. The Servicer:
(i)	is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;
(ii)

has all requisite power and authority to own and operate its properties and to conduct its business as currently conducted and as proposed to be conducted as contemplated by the Transaction Documents to which it is a party, to enter into the Transaction Documents to which it is a party and to perform its obligations under the Transaction Documents to which it is a party; and

(iii)

has made all filings and holds all material franchises, licenses, permits and registrations which are required under the laws of each jurisdiction in which the properties owned (or held under lease) by it or the nature of its activities makes such filings, franchises, licenses, permits or registrations necessary, except where the failure to make such filing shall not have a material adverse effect on the Servicer’s activities or its ability to perform its obligations under the Transaction Documents.

(b)       Place of Business.  The address of the principal place of business and chief executive office of the Servicer is 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431 and there have been no other such locations during the immediately preceding four (4) months.

                             (c)       Compliance with Other Instruments, etc.  The Servicer is not in violation of any term of its certificate of incorporation and by-laws. The execution, delivery and performance by the Servicer of the Transaction Documents to which it is a party do not and will not (i) conflict with or violate the organizational documents of the Servicer, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on any of the properties or assets of the Servicer pursuant to the terms of any instrument or agreement to which the Servicer is a party or by which it is bound where such conflict would have a material adverse effect on the Servicer’s activities or its ability to perform its obligations under the Transaction Documents, or (iii) require any consent of or other action by any trustee or any creditor of, any lessor to or any investor in the Servicer.

                            (d)       Compliance with Law.  The Servicer is in material compliance with all statutes, laws and ordinances and all governmental rules and regulations to which it is subject, the violation of which, either individually or in the aggregate, could materially adversely affect its business, earnings, properties or condition (financial or other). The internal policies and procedures employed by the Servicer are in material compliance with all applicable statutes, laws and ordinances and all governmental rules and regulations. The execution, delivery and performance of the Transaction Documents to which it is a party do not and shall not cause the Servicer to be in violation of any law or ordinance, or any order, rule or regulation, of any federal, state, municipal or other governmental or public authority or agency where such violation would, either individually or in the aggregate, materially adversely affect its business, earnings, properties or condition (financial or other).

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                             (e)       Pending Litigation or Other Proceedings. Except as described in Schedule II hereto and as disclosed in Bluegreen’s most recent SEC filing, there is no pending or, to the best of the Servicer’s Knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting the Servicer which, if decided adversely, would materially and adversely affect (i) the condition (financial or otherwise), business or operations of the Servicer, (ii) the ability of the Servicer to perform its obligations under, or the validity or enforceability of this Agreement or any other documents or transactions contemplated under this Agreement, (iii) any Timeshare Loan or title of any Obligor to any Timeshare Property pursuant to the applicable Owner Beneficiary Agreement or (iv) the Buyer’s ability to foreclose or otherwise enforce the Liens of the Timeshare Loans.

                            (f)       Taxes. Except as described on Schedule II hereto and as described in Bluegreen’s most recent SEC filing, the Servicer has filed all tax returns (federal, state and local) which are required to be filed and has paid all taxes related thereto, other than those which are being contested in good faith or where the failure to file or pay would not have a material adverse effect on the Servicer’s activities or its ability to perform its obligations under the Transaction Documents.

                            (g)       Transactions in Ordinary Course. The transactions contemplated by this Agreement are in the ordinary course of business of the Servicer.

                             (h)       Proceedings.  The Servicer has taken all action necessary to authorize the execution and delivery by it of the Transaction Documents to which it is a party and the performance of all obligations to be performed by it under the Transaction Documents.

                             (i)       Defaults. The Servicer is not in default under any material agreement, contract, instrument or Agreement to which it is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, which default would have a material adverse effect on the transactions contemplated hereunder; and to the Servicer’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or Agreement, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.

                             (j)       Insolvency. The Servicer is solvent. Prior to the date hereof, the Servicer did not, and is not about to, engage in any business or transaction for which any property remaining with the Servicer would constitute an unreasonably small amount of capital. In addition, the Servicer has not incurred debts that would be beyond the Servicer’s ability to pay as such debts matured.

                             (k)       No Consents.  No prior consent, approval or authorization of, registration, qualification, designation, declaration or filing with, or notice to any federal, state or local governmental or public authority or agency, is, was or shall be required for the valid execution, delivery and performance by the Servicer of the Transaction Documents to which it is a party. The Servicer has obtained all consents, approvals or authorizations of, made all declarations or filings with, or given all notices to, all federal, state or local governmental or public authorities or agencies which are necessary for the continued conduct by the Servicer of its respective businesses as now conducted, other than such consents, approvals, authorizations, declarations, filings and notices which, neither individually nor in the aggregate, materially and adversely affect, or in the future will materially and adversely affect, the business, earnings, prospects, properties or condition (financial or other) of the Servicer.

                             (l)       Name. As of the Closing Date, the legal name of the Servicer is as set forth in the signature page of this Agreement and the Servicer does not have any tradenames, fictitious names, assumed names or “doing business as” names other than “Bluegreen Patten Corporation” in North Carolina, “Bluegreen Corporation of Massachusetts” in Louisiana, and “BXG California, Inc.” in California.

                             (m)       Information. No document, certificate or report furnished by the Servicer, in writing, pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain when furnished any untrue statement of a material fact or fails or shall fail to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There are no facts relating to the Servicer as of the Closing Date which when taken as a whole, materially adversely affect the financial condition or assets or business of the Servicer, or which may impair the ability of the Servicer to perform its obligations under this Agreement, which have not been disclosed herein or in the certificates, and other documents furnished by or on behalf of the Servicer pursuant hereto or thereto specifically for use in connection with the transactions contemplated hereby or thereby.

                             (n)       Ratings. Each of the Resorts specified in Exhibit Q attached hereto have, as of the Closing Date, ratings at least equal to the ratings specified therein.

                            (o)       ACH Form. The Servicer has delivered a form of the ACH Form to the Backup Servicer for its review.

SECTION 12.8.	Representations and Warranties of the Backup Servicer.

The Backup Servicer hereby represents and warrants to the Buyer, the Seller, the Servicer and the Buyer, as of the Closing Date and the Assumption Date, the following:

(a)	Corporate Representations.
(i)	is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona;

(ii)

has all requisite power and authority to own and operate its properties and to conduct its business as currently conducted and as proposed to be conducted as contemplated by the Transaction Documents to which it is a party, to enter into the Transaction Documents to which it is a party and to perform its obligations under the Transaction Documents to which it is a party; and

(iii)

has made all filings and holds all material franchises, licenses, permits and registrations which are required under the laws of each jurisdiction in which the properties owned (or held under lease) by it or the nature of its activities makes such filings, franchises, licenses, permits or registrations necessary, except where the failure to make such filing will not have a material adverse effect on the Backup Servicer activities or its ability to perform its obligations under the Transaction Documents.

(b)       Place of Business.  The address of the principal place of business and chief executive office of the Backup Servicer is as set forth in Section 14.3 hereof and there have been no other such locations during the immediately preceding four months.

                            (c)       Compliance with Other Instruments, etc.  The Backup Servicer is not in violation of any term of its certificate of incorporation and by-laws. The execution, delivery and performance by the Backup Servicer of the Transaction Documents to which it is a party do not and shall not (i) conflict with or violate the organizational documents of the Backup Servicer, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on any of the properties or assets of the Backup Servicer pursuant to the terms of any instrument or agreement to which the Backup Servicer is a party or by which it is bound where such conflict would have a material adverse effect on the Backup Servicer’s activities or its ability to perform its obligations under the Transaction Documents or (iii) require any consent of or other action by any trustee or any creditor of, any lessor to or any investor in the Backup Servicer.

                             (d)       Compliance with Law.  The Backup Servicer is in material compliance with all statutes, laws and ordinances and all governmental rules and regulations to which it is subject, the violation of which, either individually or in the aggregate, could materially adversely affect its business, earnings, properties or condition (financial or other). The internal policies and procedures employed by the Backup Servicer are in material compliance with all applicable statutes, laws and ordinances and all governmental rules and regulations. The execution, delivery and performance of the Transaction Documents to which it is a party do not and shall not cause the Backup Servicer to be in violation of any law or ordinance, or any order, rule or regulation, of any federal, state, municipal or other governmental or public authority or agency where such violation would, either individually or in the aggregate, materially adversely affect its business, earnings, properties or condition (financial or other).

                             (e)       Pending Litigation or Other Proceedings. There is no pending or, to the best of the Backup Servicer’s Knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting the Backup Servicer which, if decided adversely, would materially and adversely affect (i) the condition (financial or otherwise), business or operations of the Backup Servicer, (ii) the ability of the Backup Servicer to perform its obligations under, or the validity or enforceability of this Agreement or any other documents or transactions contemplated under this Agreement, (iii) any property or title of any Obligor to any Property or (iv) the Buyer’s ability to foreclose or otherwise enforce the Liens of the Timeshare Loans.

                             (f)       Taxes. The Backup Servicer has filed all tax returns (federal, state and local) which are required to be filed and has paid all taxes related thereto, other than those which are being contested in good faith or where the failure to file or pay would not have a material adverse effect on the Backup Servicer’s activities or its ability to perform its obligations under the Transaction Documents.

                            (g)       Transactions in Ordinary Course. The transactions contemplated by this Agreement are in the ordinary course of business of the Backup Servicer.

                             (h)       Proceedings.  The Backup Servicer has taken all action necessary to authorize the execution and delivery by it of the Transaction Documents to which it is a party and the performance of all obligations to be performed by it under the Transaction Documents.

                             (i)       Defaults. The Backup Servicer is not in default under any material agreement, contract, instrument or agreement to which it is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, which default would have a material adverse effect on the transactions contemplated hereunder; and to the Backup Servicer’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or agreement, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.

                             (j)       Insolvency. The Backup Servicer is solvent. Prior to the date hereof, the Backup Servicer did not, and is not about to, engage in any business or transaction for which any property remaining with the Backup Servicer would constitute an unreasonably small amount of capital. In addition, the Backup Servicer has not incurred debts that would be beyond the Backup Servicer’s ability to pay as such debts matured.

                             (k)       No Consents.  No prior consent, approval or authorization of, registration, qualification, designation, declaration or filing with, or notice to any federal, state or local governmental or public authority or agency, is, was or shall be required for the valid execution, delivery and performance by the Backup Servicer of the Transaction Documents to which it is a party. The Backup Servicer has obtained all consents, approvals or authorizations of, made all declarations or filings with, or given all notices to, all federal, state or local governmental or public authorities or agencies which are necessary for the continued conduct by the Backup Servicer of its respective businesses as now conducted, other than such consents, approvals, authorizations, declarations, filings and notices which, neither individually nor in the aggregate, materially and adversely affect, or in the future will materially and adversely affect, the business, earnings, prospects, properties or condition (financial or other) of the Backup Servicer.

                             (l)       Name. The legal name of the Backup Servicer is as set forth in the signature page of this Agreement, and the Backup Servicer does not have any tradenames, fictitious names, assumed names or “doing business as” names.

                             (m)       Information. No document, certificate or report furnished by the Backup Servicer, in writing, pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain when furnished any untrue statement of a material fact or fails or shall fail to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There are no facts relating to the Backup Servicer as of the Closing Date which when taken as a whole, materially adversely affect the financial condition or assets or business of the Backup Servicer, or which may impair the ability of the Backup Servicer to perform its obligations under this Agreement or any other Transaction Document to which it is a party, which have not been disclosed herein or in the certificates and other documents furnished by or on behalf of the Backup Servicer pursuant hereto or thereto specifically for use in connection with the transactions contemplated hereby or thereby.

SECTION 12.9.	Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants and shall be deemed continuously to represent and warrant to the Servicer, the Seller, and the Backup Servicer, the following:

(a)       Valid Existence; Good Standing. The Buyer is a federally chartered credit union duly organized and validly existing in good standing under the laws of the United States of America; and is duly qualified to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder.

(b)       Authority and Power. The Buyer has, and at all times during the term of this Agreement shall have, all requisite corporate power and authority to conduct its business, to execute and deliver this Agreement and all documents and transactions contemplated hereunder and to perform all of its obligations under this Agreement and any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder.

(c)       Authorization, Execution and Delivery; Valid and Binding. This Agreement and all other Transaction Documents and instruments required or contemplated hereby to be executed and delivered by the Buyer have been duly authorized, executed and delivered by the Buyer and, assuming the due execution and delivery by, the other party or parties hereto and thereto, constitute legal, valid and binding agreements enforceable against the Buyer in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, or reorganization of the Buyer and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(d)       No Violation of Law, Rule, Regulation, etc. The execution, delivery and performance by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party do not and shall not (A) violate any provision of any law, governmental rule or regulation currently in effect applicable to the Buyer, including, without limitation, the Federal Credit Union Act and its promulgating regulations, (B) violate any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the organizational documents of the Buyer, or (C) conflict with, or result in a breach of, or constitute a default under, any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which the Buyer is a party or by which it is bound or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument.

(e)       Governmental Consent. No consent, approval, order or authorization of, and no filing with or notice to, any court or other Governmental Authority in respect of the Buyer is required which has not been obtained in connection with the authorization, execution, delivery or performance by the Buyer of this Agreement or any of the other Transaction Documents to which it is a party or under the transactions contemplated hereunder or thereunder.

(f)        No Proceedings. There is no pending or, to the Buyer’s Knowledge, threatened action, suit or proceeding, nor any injunction, writ, restraining order or other order of any nature against or affecting the Buyer, its officers, directors or managers, or the property of the Buyer, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement or any of the Transaction Documents, (ii) seeking to prevent the sale and assignment of any Timeshare Loan or the related Assets or the consummation of any of the transactions contemplated thereby, (iii) seeking any determination or ruling that might materially and adversely affect (A) the performance by the Buyer of this Agreement or any of the Transaction Documents, (B) the validity or enforceability of this Agreement or any of the Transaction Documents, (C) any Timeshare Loan and the related Assets, or (iv) asserting a claim for payment of money adverse to the Buyer or the conduct of its business or which is inconsistent with the due consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

(g)       Buyer Not Insolvent. The Buyer is solvent and shall not become insolvent after giving effect to the transactions contemplated by this Agreement and each of the Transaction Documents.

(h)       Possession of Licenses, Certificates, Franchises and Permits. The Buyer holds all material licenses, certificates, franchises and permits from all Governmental Authorities necessary for the conduct of its business, and the Buyer has not received notice of proceedings relating to the revocation of any such license, certificate, franchise or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder.

(i)        Name. The legal name of the Buyer is as set forth in the signature page of this Agreement and the Buyer does not have any tradenames, fictitious names, assumed names or “doing business as” names.

                The Buyer does hereby acknowledge and agree that the representations and warranties contained in this Section 12.6 shall remain operative and in full force and effect, shall survive the assignment, transfer and conveyance of the Assets by the Seller to the Buyer, and shall inure to the benefit of each of Seller and Bluegreen and their respective designees, successors and permitted assigns.

ARTICLE XIII.

CLUB TRUSTEE

SECTION 13.1.	Covenants of the Club Trustee.

                             From the Closing Date until the Agreement Termination Date, the Club Trustee hereby covenants that:

(a)       No Conveyance. The Club Trustee agrees not to convey any Resort Interest (as defined in the Club Trust Agreement) in the Club relating to a Timeshare Loan unless the Buyer shall have issued an instruction to the Club Trustee pursuant to Section 8.07(c) of the Club Trust Agreement in connection with its exercise of its rights as an Interest Holder Beneficiary (as defined in the Club Trust Agreement) under Section 7.02 of the Club Trust Agreement.

(b)	Separate Corporate Existence. The Club Trustee shall:
(i)

maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. The funds of the Club Trustee will not be diverted to any other Person or for other than trust or corporate uses of the Club Trustee, as applicable.

(ii)

ensure that, to the extent that it shares the same officers or other employees as any of its stockholders, beneficiaries or Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(iii)

ensure that, to the extent that the Club Trustee and the Servicer (together with their respective stockholders or Affiliates) jointly do business with vendors or service providers or share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that the Club Trustee and the Servicer (together with their respective stockholders or Affiliates) do business with vendors or service providers when the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between Club Trustee and any of its Affiliates shall be only on an arms’ length basis.

(iv)

to the extent that the Club Trustee and any of its stockholders, beneficiaries or Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(v)

conduct its affairs strictly in accordance with the Club Trust Agreement or its amended and restated articles of incorporation, as applicable, and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding all regular and special stockholders’, trustees’ and directors’ meetings appropriate to authorize all trust and corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(c)       Merger or Consolidation. The Club Trustee shall not consolidate with or merge into any other corporation or convey, transfer or lease substantially all of its assets as an entirety to any Person unless the corporation formed by such consolidation or into which the Club Trustee, as the case may be, has merged or the Person which acquires by conveyance, transfer or lease substantially all the assets of the Club Trustee, as the case may be, as an entirety, can lawfully perform the obligations of the Club Trustee hereunder and executes and delivers to the Buyer an agreement in form and substance reasonably satisfactory to the Buyer which contains an assumption by such successor entity of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Club Trustee under this Agreement.

(d)       Corporate Matters. Notwithstanding any other provision of this Section 13.1 and any provision of law, the Club Trustee shall not do any of the following:

(i)	engage in any business or activity other than as set forth herein or in or as contemplated by the Club Trust Agreement or its amended and restated articles of incorporation, as applicable;

(ii)

without the affirmative vote of a majority of the members of the board of directors (or Persons performing similar functions) of the Club Trustee (which must include the affirmative vote of at least one duly appointed Independent Director (as defined in the Club Trust Agreement)), (A) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (D) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or a substantial part of its property, (E) make a general assignment for the benefit of creditors, (F) admit in writing its inability to pay its debts generally as they become due, (G) terminate the Club Managing Entity as manager under the Club Management Agreement or (H) take any corporate action in furtherance of the actions set forth in clauses (A) through (G) above; provided, however, that no director may be required by any shareholder or beneficiary of the Club Trustee to consent to the institution of bankruptcy or insolvency proceedings against the Club Trustee so long as it is solvent;

(iii)

merge or consolidate with any other corporation, company or entity or sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or entity; or

(iv)

with respect to the Club Trustee, amend or otherwise modify its amended and restated articles of incorporation or any definitions contained therein in a manner adverse to the Buyer without the prior written consent of the Buyer.

(e)       The Club Trustee shall not incur any indebtedness other than (i) trade payables and operating expenses (including taxes) incurred in the ordinary course of business or (ii) in connection with servicing Resort Interests included in the Club’s trust estate in the ordinary course of business consistent with past practices; provided, that in no event shall the Club Trustee incur indebtedness for borrowed money.

ARTICLE XIV.

MISCELLANEOUS

SECTION 14.1.	Notices.

                             All communications, instructions, directions and notices to the parties thereto shall be (i) in writing (which may be by telecopy, followed by delivery of original documentation within one Business Day), (ii) effective when received and (iii) delivered or mailed first class mail, postage prepaid to it at the following address:

If to the Seller:

BRFC-Q 2010 LLC

4950 Communication Avenue, Suite 900

Boca Raton, Florida 33431

Attention: Allan J. Herz, President and Assistant Treasurer

Fax: (561) 443-8743

with a copy to:

Weinstock & Scavo, P.C.

3405 Piedmont Road, N.E.

Suite 300

Atlanta, Georgia 30305

Attention: Mark I. Sanders, Esq.

Fax: (404) 231-1618

If to the Buyer:

Quorum Federal Credit Union
2 Manhattanville Road

Suite 401

Purchase, NY 10577

Attention: Bruno Sementilli, President and CEO

Fax: (914) 641-3777

If to the Club Trustee:

Vacation Trust, Inc.

4950 Communication Avenue, Suite 900

Boca Raton, Florida 33431

Attention: General Counsel’s Office

Fax: (561) 912-7999

If to the Custodian:

U.S. Bank National Association

1133 Rankin Street, Suite 100

St. Paul, Minnesota 55116

Attention: Document Custody Services/Account Management

Fax: (651) 695-6102

If to the Paying Agent:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Structured Finance/Quorum

Fax: (651) 495-8090

If to the Servicer:

Bluegreen Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attention: Anthony M. Puleo, Senior Vice President, CFO and Treasurer

Fax: (561) 912-8123

with a copy to:

Weinstock & Scavo, P.C.

3405 Piedmont Road, N.E.

Suite 300

Atlanta, Georgia 30305

Attention: Mark I. Sanders, Esq.

Fax: (404) 231-1618

If to the Backup Servicer:

Concord Servicing Corporation

4725 North Scottsdale Road

Suite 300

Scottsdale, Arizona 85251

Fax: (480) 281-5910

Attention: Mary-Jeanne Fincher, Esq.

or at such other address as the party may designate by notice to the other parties hereto, which shall be effective when received.

SECTION 14.2.	No Proceedings.

                             The Servicer, the Custodian, the Club Trustee and the Backup Servicer each hereby agrees that it shall not, directly or indirectly institute, or cause to be instituted, against the Seller or the Assets any proceeding of the type referred to in Sections 8.1(c) and (d) hereof, so long as there shall not have elapsed one (1) year plus one (1) day after payment in full of the Timeshare Loans.

SECTION 14.3.        Entire Agreement; Term of Agreement; Binding Effect; Assignability.

                            This Agreement and the other Transaction Documents represent the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall continue in full force and effect from the Closing Date through the Agreement Termination Date. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Other than in accordance with the terms of this Agreement, the Seller shall not Grant or assign any of its rights and obligations hereunder or any interest under or pursuant to this Agreement without the prior written consent of the Buyer. Other than in accordance with the terms of this Agreement, the Buyer shall not Grant or assign any of its rights or obligations hereunder or any interest under or pursuant to this Agreement, including, without limitation, in and to the Assets, without the prior written consent of the Seller.

SECTION 14.4    Fees, Expenses, Payments, Etc. (a)  The Seller agrees to pay on demand any and all documentary, stamp, transfer and other taxes and governmental fees payable in connection with the execution, delivery, filing and recording of any of the Transaction Documents or the other documents and agreements to be delivered hereunder and thereunder or otherwise in connection with the purchase of the Timeshare Loans, and agrees to save the Buyer harmless from and against any liabilities with respect to or resulting from any delay in paying or any omission to pay such taxes and fees.

(b)       Periodic fees or other periodic amounts payable hereunder shall be calculated on the basis of either three hundred sixty five (365) or three hundred sixty six (366) (such number, the actual number of days in the year).

(c)       Seller represents and warrants to Buyer that no consultant, advisor, broker, agent, finder or intermediary has acted on its behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby such that any broker commission, finder’s fee or similar payment is owed by the Seller to any such Person. Buyer represents and warrants to Seller that no consultant, advisor, broker, agent, finder or intermediary has acted on its behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby such that any broker commission, finder’s fee or similar payment is owed by the Buyer to any such Person.

ARTICLE XV

THE PAYING AGENT

SECTION 15.1	Certain Duties.

(a)       The Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Paying Agent; except as expressly set forth herein, the Paying Agent shall have no obligation to monitor the performance of the Servicer under the Transaction Documents.

(b)       In the absence of bad faith on its part, the Paying Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Paying Agent and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Paying Agent, the Paying Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement; provided, however, the Paying Agent shall not be required to verify or recalculate the contents thereof.

(c)       No provision of this Agreement shall be construed to relieve the Paying Agent from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)	this Section 15.1(c) shall not be construed to limit the effect of Sections 15.1(a) and (b) hereof;
(ii)

the Paying Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it shall be proved that the Paying Agent shall have been negligent in ascertaining the pertinent facts; and

(iii)	the Paying Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Servicer or the Buyer.

(d)       Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Paying Agent shall be subject to the provisions of this Section 15.1.

(e)       The Paying Agent makes no representations or warranties with respect to the Timeshare Loans or the validity or sufficiency of any assignment of the Timeshare Loans to the Buyer.

(f)        Notwithstanding anything to the contrary herein, the Paying Agent is not required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 15.2	Certain Matters Affecting the Paying Agent.

Subject to the provisions of Section 15.1 hereof:

                                (a)         The Paying Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)       Any request or direction of the Buyer, the Seller, or the Servicer mentioned herein shall be in writing;

(c)       Whenever in the performance of its duties hereunder the Paying Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Paying Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate or an Opinion of Counsel;

(d)       The Paying Agent may consult with counsel, and the advice of such counsel or any Opinion of Counsel shall be deemed authorization in respect of any action taken, suffered, or omitted by it hereunder in good faith and in reliance thereon;

(e)       The Paying Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper document;

(f)        The Paying Agent may perform any duties hereunder either directly or by or through agents or attorneys or a custodian (which may be an Affiliate of the Paying Agent), and the Paying Agent shall not be liable for any acts or omissions of such agents, attorneys or custodians appointed with due care by it hereunder; and

(g)       Delivery of any reports, information and documents to the Paying Agent provided for herein or any other Transaction Document is for informational purposes only (unless otherwise expressly stated), and the Paying Agent’s receipt of such shall not constitute constructive knowledge of any information contained therein or determinable from information contained therein, including the Buyer’s Servicer’s or the Seller’s compliance with any of its representations, warranties or covenants hereunder (as to which the Paying Agent is entitled to rely exclusively on Officer’s Certificates).

SECTION 15.3	Paying Agent Not Liable for Timeshare Loans.

(a)       The Paying Agent makes no representations as to the validity or sufficiency of this Agreement or any Transaction Document or of any Timeshare Loan.

(b)       The Paying Agent (in its capacity as Paying Agent) shall have no responsibility or liability for or with respect to the validity of any security interest in any property securing a Timeshare Loan; the existence or validity of any Timeshare Loan, the validity of the assignment of any Timeshare Loan to the Buyer or of any intervening assignment; the review of any Timeshare Loan, any Timeshare Loan File, the completeness of any Timeshare Loan File, the receipt by the Custodian of any Timeshare Loan File (it being understood that the Paying Agent has not reviewed and does not intend to review such matters); the performance or enforcement of any Timeshare Loan; the compliance by the Buyer, Servicer or the Seller with any covenant or the breach by the Buyer, Servicer or the Seller of any warranty or representation made hereunder or in any Transaction Document or the accuracy of any such warranty or representation; the acts or omissions of the Buyer, Servicer, the Seller or any Obligor; or any action of the Buyer, Servicer or the Seller taken in the name of the Paying Agent.

SECTION 15.4	Paying Agent’s Fees and Expenses.

On each Distribution Date, the Paying Agent shall be entitled to the Paying Agent Fee and reimbursement of out-of-pocket expenses incurred by it in connection with its responsibilities hereunder in the priorities provided in Section 4.3(a) hereof.

SECTION 15.5	Resignation or Removal of Paying Agent.

(a)       The Paying Agent may at any time resign and be discharged with respect to its performance as Paying Agent hereunder by giving 60 days’ written notice thereof to the Servicer, the Seller and the Buyer. Upon receiving such notice of resignation, the Seller shall promptly appoint a successor Paying Agent not objected to by the Buyer within 30 days after prior written notice, by written instrument, in quintuplicate, one counterpart of which instrument shall be delivered to each of the Seller, the Servicer, the Buyer, the successor Paying Agent and the predecessor Paying Agent. If no successor Paying Agent shall have been so appointed and have accepted appointment within 60 days after the giving of such notice of resignation, the resigning Paying Agent may petition any court of competent jurisdiction for the appointment of a successor Paying Agent.

(b)       If at any time the Paying Agent shall be legally unable to act, fails to perform in any material respect its obligations under this Agreement, or shall be adjudged as bankrupt or insolvent, or a receiver of the Paying Agent or of its property shall be appointed, or any public officer shall take charge or control of the Paying Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Buyer may direct the Seller or Servicer to remove the Paying Agent. If it removes the Paying Agent under the authority of the immediately preceding sentence, the Seller shall promptly appoint a successor Paying Agent not objected to by the Buyer, within 30 days after prior written notice, by written instrument, in quintuplicate, one counterpart of which instrument shall be delivered to each of the Seller, the Servicer, the Buyer, the successor Paying Agent and the predecessor Paying Agent.

(c)       Any resignation or removal of the Paying Agent and appointment of a successor Paying Agent pursuant to any of the provisions of this Section 15.5 shall not become effective until acceptance of appointment by the successor Paying Agent as provided in Section 15.6 hereof.

SECTION 15.6	Successor Paying Agent.

(a)       Any successor Paying Agent appointed as provided in Section 15.5 hereof shall execute, acknowledge and deliver to each of the Servicer, the Seller, the Buyer and to its predecessor Paying Agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor Paying Agent hereunder with like effect as if originally named a Paying Agent. The predecessor Paying Agent shall deliver or cause to be delivered to the successor Paying Agent or its custodian any Transaction Documents and statements held by it or its custodian hereunder; and the Servicer and the Seller and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be required for the full and certain vesting and confirmation in the successor Paying Agent of all such rights, powers, duties and obligations.

(b)       In case of the appointment hereunder of a successor Paying Agent, the Seller, the retiring Paying Agent and each successor Paying Agent shall execute and deliver an Agreement supplemental hereto wherein each successor Paying Agent shall accept such appointment and which shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, each successor Paying Agent all the rights, powers and duties of the retiring Paying Agent; and upon the execution and delivery of such supplemental Agreement the resignation or removal of the retiring Paying Agent shall become effective to the extent provided therein and each such successor Paying Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Paying Agent; but, on request of the Seller or any successor Paying Agent, such retiring Paying Agent shall duly assign, transfer and deliver to such successor Paying Agent all property and money held by such retiring Paying Agent hereunder.

(c)       Upon request of any such successor Paying Agent, the Seller and Buyer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Paying Agent all such rights, powers and trusts referred to in the preceding paragraph.

SECTION 15.7	Merger or Consolidation of Paying Agent.

                             Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, or any Person succeeding to the corporate trust business of the Paying Agent, shall be the successor of the Paying Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BRFC-Q 2010 LLC,
as Seller

By:	____________________________________
Name: Allan J. Herz
Title: President and Assistant Treasurer

QUORUM FEDERAL CREDIT UNION,
as Buyer

By:	____________________________________
Name:
Title:

VACATION TRUST, INC.,
as Club Trustee

By:	____________________________________
Name: Tonya Wardak
Title: Vice President, Treasurer and Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Custodian

By:	____________________________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Paying Agent

By:	____________________________________
Name:
Title:

[Signature Page to Loan Sale and Servicing Agreement]

BLUEGREEN CORPORATION,
as Servicer

By:	____________________________________
Name: Anthony M. Puleo
Title: Senior Vice President, CFO & Treasurer

CONCORD SERVICING CORPORATION,
as Backup Servicer

By:	____________________________________
Name: Mary-Jeanne Fincher
Title:Vice President & General Counsel

[Signature Page to Loan Sale and Servicing Agreement]

SCHEDULE I

Representations and Warranties Regarding the Timeshare Loans

With respect to each Timeshare Loan, unless otherwise stated, as of the related Sale Date or Transfer Date applicable to such Timeshare Loan:

(a)	the Obligor is an Eligible Borrower;
(b)	the Obligor is personally liable on the Timeshare Loan;
(c)	the Timeshare Loan is not a Sampler Loan;
(d)	payments due under the Timeshare Loan are fully-amortizing and payable in level monthly installments;
(e)	the payment obligations under the Timeshare Loan bear a fixed rate of interest;
(f)

the Obligor thereunder has made a down payment by cash, check or credit card or otherwise of at least ten percent (10%) of the original purchase price of the Timeshare Property (which cash down payment may, (i) in the case of an Upgrade, be represented in whole or in part by the down payment made and principal payments paid in respect of the related Original Club Loan, (ii) in the case of a Sampler Converted Loan, be represented in whole or in part by the principal payments and down payment made on the related Sampler Loan since its date of origination and (iii) in the case of an Upgrade or Sampler Conversion, be represented in whole or in part by the amount paid where the Obligor has paid in full at the point of sale for the original Timeshare Property or “Sampler Membership”, as applicable) and no part of such payment has been made or loaned to the Obligor by the Seller or an Affiliate thereof;

(g)	as of the related Cut-Off Date, no principal or interest due with respect to the Timeshare Loan is more than thirty (30) days delinquent;
(h)

the Obligor is not a Governmental Authority or an Affiliate of the Seller; provided, that solely for the purposes of this representation, a relative of an employee and employees of the Seller (or any of its Affiliates) shall not be deemed to be an “Affiliate”;

(i)

immediately prior to the conveyance of the Timeshare Loan from the Seller to the Buyer, the Seller will own full legal and equitable title to such Timeshare Loan, and the Timeshare Loan (and the related Timeshare Property) is free and clear of adverse claims, liens and encumbrances and is not subject to claims of rescission, invalidity, unenforceability, illegality, defense, offset, abatement, diminution, recoupment, counterclaim or participation or ownership interest in favor of any other Person, other than Permitted Liens;

(j)

with respect to each Deeded Club Loan, the Timeshare Property mortgaged by or at the direction of the related Obligor constitutes a fractional fee simple timeshare interest in real property at the related Resort or an undivided interest in a Resort (or a phase thereof) associated with a Unit that entitles the holder of the interest to the use of a specific property for a specified number of days each year or every other year, subject to the rules of the Bluegreen Vacation Club;

(k)

with respect to each Deeded Club Loan, the applicable Assignment of Mortgage and each related endorsement of the related Mortgage Note constitutes a duly executed, legal, valid, binding and enforceable assignment or endorsement, as the case may be, of such related Mortgage and related Mortgage Note, and all monies due or to become due thereunder, and all proceeds thereof;

(l)

the related Mortgage (or, in the case of an Aruba Club Loan, the related Owner Beneficiary Agreement) contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the realization against the related Timeshare Property of the benefits of the security interests or lender’s contractual rights intended to be provided thereby, including (i) if the Mortgage is a deed of trust, by trustee’s sale, including power of sale, (ii) otherwise by judicial foreclosure or power of sale and/or (iii) termination of the contract, retention of the related Obligor deposits and payments towards the related Timeshare Loan by the applicable Originator or the lender, as the case may be, and expulsion from the Club; in the case of the Deeded Club Loans, there is no exemption available to the related Obligor which would interfere with the mortgagee’s right to sell at a trustee’s sale or power of sale or right to foreclose such related Mortgage, as applicable;

(m)	the related Mortgage Note is not and has not been secured by any collateral except the Lien of the related Mortgage;
(n)

if a Mortgage secures a Timeshare Loan, the title to the related Timeshare Property is insured (or a binding commitment, which may be a master commitment referencing one or more Mortgages, for title insurance, not subject to any conditions other than standard conditions applicable to all binding commitments, has been issued) under a mortgagee title insurance policy (which may consist of one master policy referencing one or more such Mortgages) issued by a title insurer qualified to do business in the jurisdiction where the related Timeshare Property is located in a form generally acceptable to prudent originators of similar mortgage loans, insuring Bluegreen or its predecessor and its successors and assigns, as to the first priority mortgage Lien of the related Mortgage in an amount equal to the original outstanding Loan Balance of such Timeshare Loan; and Bluegreen and its assignees is a named insured of such mortgagee’s title insurance policy;

(o)	the proceeds of the Timeshare Loan have been fully disbursed, there is no obligation to make future advances or to lend additional funds under the applicable Originator’s commitment or the documents and instruments evidencing or securing the Timeshare Loan and no such advances or loans have been made since the origination of the Timeshare Loan;

(p)

the terms of each related Timeshare Loan Document have not been impaired, waived, altered or modified in any respect, except (x) by written instruments which are part of the related Timeshare Loan Documents or (y) in accordance with the Credit Policy applicable at the time of origination, the Collection Policy or the Servicing Standard (provided that no Timeshare Loan has been impaired, waived, altered, or modified in any respect more than once). No other instrument has been executed or agreed to which would effect any such impairment, waiver, alteration or modification; the Obligor has not been released from liability on or with respect to the Timeshare Loan, in whole or in part; if required by law or prudent originators of similar loans in the jurisdiction where the related Timeshare Property is located, all waivers, alterations and modifications have been filed and/or recorded in all places necessary to perfect, maintain and continue a valid first priority Lien of the related Mortgage, subject only to Permitted Liens;

(q)

the Timeshare Loan was originated by the applicable Originator in the normal course of its business; the Timeshare Loan originated by the applicable Originator was underwritten in accordance with its underwriting guidelines (or the underwriting guidelines of its Affiliates) of the Credit Policy in effect at such time; and to the Seller’s Knowledge, the origination, servicing and collection practices used by the applicable Originator or the Seller’s Affiliates with respect to the Timeshare Loan have been in all respects, legal, proper, prudent and customary;

(r)

to the Seller’s Knowledge, there are no delinquent or unpaid taxes, ground rents (if any), water charges, sewer rents or assessments outstanding with respect to the Timeshare Property relating to the Timeshare Loan, nor any other outstanding Liens or charges affecting such Timeshare Property that would result in the imposition of a Lien on such Timeshare Property affecting the Lien of the related Mortgage or otherwise materially affecting the interests of the Buyer in the related Timeshare Loan;

(s)

the Timeshare Loan has not been satisfied, canceled, rescinded or subordinated, in whole or in part; no portion of the Timeshare Property relating to such Timeshare Loan has been released from the Lien of the related Mortgage, in whole or in part; no instrument has been executed that would effect any such satisfaction, cancellation, rescission, subordination or release; the terms of the related Mortgage do not provide for a release of any portion of the Timeshare Property relating to such Timeshare Loan from the Lien of the related Mortgage except upon the payment of the Timeshare Loan in full;

(t)	each rescission period applicable to the related Timeshare Loan has expired;
(u)	no selection procedures were intentionally utilized by the Seller in selecting the Timeshare Loan which the Seller knew were materially adverse to the Buyer;
(v)

the Units related to the Timeshare Loan in the related Resort are Completed Units, free of all defects that could give rise to any claims by the related Obligors under home warranties or applicable laws or regulations, whether or not such claims would create valid offset rights under the law of the State in which the Resort is located; the applicable Originator or developer has complied in all material respects with all obligations and duties incumbent upon the developers under the related timeshare declaration, as applicable, or similar applicable documents for the related Resort;

(w)	the total maximum remaining principal balance of all Timeshare Loans to any one Obligor does not exceed one hundred thousand dollars ($100,000) in the aggregate;
(x)	payments with respect to the Timeshare Loan are to be in legal tender of the United States;
(y)	the Timeshare Loan relates to a Resort;
(z)	the Timeshare Loan constitutes either “chattel paper”, a “general intangible” or an “instrument” as defined in the UCC as in effect in all applicable jurisdictions;
(aa)

the sale, transfer and assignment of the Timeshare Loan does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and the sale, transfer and assignment of the Timeshare Loan does not require the consent of the Obligor;

(bb)

each of the Timeshare Loan, related Assignment of Mortgage, related Mortgage, related Mortgage Note, related Owner Beneficiary Agreement (each as applicable) and each other related Timeshare Loan Document are in full force and effect, constitute the legal, valid and binding obligation of the Obligor thereof enforceable against such Obligor in accordance with its terms subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, assignment, liquidation, conservatorship or moratorium, and is not subject to any dispute, offset, counterclaim or defense whatsoever;

(cc)

the Timeshare Loan does not, and the origination of the Timeshare Loan did not, contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, retail installment sales, truth in lending, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, or as promulgated by OFAC) and with respect to which no party thereto has been or is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectability of such Timeshare Loan; the Timeshare Loan was not originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, conveyance or assignment of such Timeshare Loan would be unlawful, void or voidable;

(dd)	the Timeshare Loan does not have an original term to maturity in excess of one hundred twenty (120) months;
(ee)	for each Club Loan, the Obligor under the related Timeshare Loan does not have its rights under the Club Trust Agreement suspended;

(ff)

all of the related Timeshare Loan Servicing Files for such Timeshare Loan have on or prior to, as applicable, the related Sale Date or the related Transfer Date been obtained by the Servicer; and all of the related Timeshare Loan Files are, in the case of a Timeshare Loan, in the possession of the Custodian on or prior to the related Sale Date, or, in the case of a Qualified Substitute Timeshare Loan, shall be in the possession of the Custodian within five (5) Business Days of the related Transfer Date; provided, however, that, (1) with respect to fifty percent (50%) of the Timeshare Loan Files relating to the Aggregate Sale Date Loan Pool, the related (a) original recorded Mortgage, (ii) original recorded Assignment of Mortgage (which may consist of one master assignment referencing one or more of such assignments with copies provided separately by the Servicer) and (iii) the final original lender’s title insurance policy (which may consist of one master policy referencing one or more such mortgages), if not sooner delivered, shall be delivered to the Custodian not later than four (4) months from the related Sale Date or Transfer Date, (2) with respect to ninety percent (90%) of the Timeshare Loan Files relating to the Aggregate Sale Date Loan Pool, the related (a) original recorded Mortgage, (ii) original recorded Assignment of Mortgage (which may consist of one master assignment referencing one or more of such assignments with copies provided separately by the Servicer) and (iii) the final original lender’s title insurance policy (which may consist of one master policy referencing one or more such mortgages), if not sooner delivered, shall be delivered to the Custodian not later than six (6) months from the related Sale Date or Transfer Date, and (3) with respect to one hundred percent (100%) of the Timeshare Loan Files relating to the Aggregate Sale Date Loan Pool, the related (a) original recorded Mortgage, (ii) original recorded Assignment of Mortgage (which may consist of one master assignment referencing one or more of such assignments with copies provided separately by the Servicer) and (iii) the final original lender’s title insurance policy (which may consist of one master policy referencing one or more such mortgages), if not sooner delivered, shall be delivered to the Custodian not later than twelve (12) months from the related Sale Date or Transfer Date;

(gg)

the Timeshare Loan is not subject to an annual percentage rate of interest (APR) reflected in the related truth-in-lending disclosure statement or similar disclosure form greater than eighteen percent (18%);

(hh)

the percentage of Timeshare Loans where the Obligor is not a resident of the United States, Canada, Puerto Rico, U.S. military bases or U.S. Territories (“Non-United States Obligors”) does not exceed two percent (2%) of the Aggregate Loan Balance of Timeshare Loans in the applicable Sale Date Loan Pool;

(ii)

the percentage of non-Deeded Club Loans that pertain to a Timeshare Property relating to a finite use period (“Finite Use Period”) in a Sale Date Loan Pool shall not exceed two percent (2%) of the Aggregate Loan Balance of all of the Timeshare Loans in such Sale Date Loan Pool and the term of any such non-Deeded Club Loan shall not extend beyond any related Finite Use Period;

(jj)	the minimum FICO Score for each Obligor with a FICO Score under the related Timeshare Loan must be at least 575;
(kk)	the Mortgage Note related to the Timeshare Loan may be prepaid in full without penalty; and

(ll)	the related Obligor is required pursuant to the related Owner Beneficiary Agreement and the Club Bylaws to pay Common Assessment Fees (as defined in the Club Trust Agreement) to the Club Association.

SCHEDULE II

Pending Litigation and Other Proceedings

•

The Office of the Attorney General of the State of Florida (the “AG”) has made an inquiry to Bluegreen Corporation (“Bluegreen”) for input on consumer complaints that the AG has accumulated over the period from 2004 to present. The AG’s staff has provided these complaints to Bluegreen and indicated that they do not wish to pursue any enforcement action; rather, they want to ensure that Bluegreen either has previously addressed these complaints, or will resolve the unaddressed complaints directly with the consumers. Bluegreen is currently reviewing the complaints and believes that most have already been addressed in the ordinary course of business and any remaining consumer complaints will be addressed and resolved in the same manner. Bluegreen is fully cooperating with the AG to amicably and timely resolve these complaints.

II-1

Exhibit A

COLLECTION POLICY

Collection Policy

Collection efforts and delinquency information concerning the timeshare loans are managed by Bluegreen Corporation (the “Servicer”) and are handled by a staff of experienced collectors, assisted by a mortgage collection computer system. The Servicer’s collectors are incentivized through a performance-based compensation program. Technological capabilities include integrated software modules, and automated lock box, credit card and clearing house processing. The Servicer's aim of minimizing account delinquencies by promoting satisfactory customer relations is also reflected in its collection policy. The Servicer's collection policy is designed to maximize cash flow and assist each obligor with the management of his or her account.

With respect to the Bluegreen Vacation Club loans, unless circumstances otherwise dictate, collection efforts are generally made by mail and telephone. Collection efforts may commence by the Servicer when an account is as few as 10 days past due via telephone contact by the Servicer. At 30 days delinquent, a letter is sent to the obligor, (if a U.S. resident), advising such obligor that if the loan is not brought current, the delinquency will be reported to the credit reporting agencies. At 60 days delinquent, a lock-out letter is sent to the Bluegreen Vacation Club obligor by regular and certified or registered mail advising such obligor that such obligor cannot make any future reservations for lodging at a Bluegreen Vacation Club resort. If the delinquency continues, at 90 days delinquent, a "Notice of Intent to Cancel Membership" is mailed by regular and certified or registered mail. This informs the obligor that unless the delinquency is cured within 30 days from the date of such notice, the obligor's membership in the Bluegreen Vacation Club will be terminated. If the delinquency is not cured, a termination letter is sent by regular and certified or registered mail, typically at approximately 120 days delinquent. At such time, the obligor’s beneficial interest in the timeshare property is terminated and can be resold to a new purchaser.

In certain limited circumstances, obligors who are approximately 120 days delinquent are sent a default "save" notice inviting the obligor to call the Servicer to establish a payment arrangement. In order to determine whether a "save" notice will be sent to an obligor, the Servicer reviews and bases its decision on the account history and collection notes. If the obligor does not enter into a payment arrangement within approximately 30 days of delivery of the default "save" notice, then the obligor's beneficial interest in the timeshare property is terminated as herein described. The default “save” notice is sent only after the “Notice of Intent” letter has been sent to the obligor. The default “save” notice is typically sent when the obligor has made payments that have been reversed for any reason. This is most often due to “insufficient funds”, but could include other reasons. The notice is also generally sent if the obligor has failed to make promised payments on a payment plan arranged with the collection staff. The decision to send the notice is based on the Collection Manager’s analysis of the facts and circumstances surrounding the reversed payment or broken promise. As previously stated, this information is taken from the collection notes pertaining to the conversations between the obligor and the applicable collector. If, in the professional judgment of the Collection Manager, sending the notice can assist the obligor in “saving” his/her ownership interest and “curing” the delinquency, it will be sent. If the obligor fails to respond to this letter within the given time frame, the loan will be defaulted and the obligor’s owner beneficiary rights terminated.

Exhibit A-1

The Servicer will refrain from modifying, waiving or amending the terms of any timeshare loan; provided, however, the Servicer may modify, waive or amend a timeshare loan for which a default on such timeshare loan has occurred or is imminent and such modification, amendment or waiver will not (i) materially alter the interest rate on or the principal balance of such timeshare loan, (ii) shorten the final maturity of, lengthen the timing of payments of either principal or interest, or any other terms of, such timeshare loan in any manner which would have a material adverse affect on the noteholders in any particular facility or transaction, if applicable, (iii) adversely affect the timeshare property underlying such timeshare loan or (iv) reduce materially the likelihood that payments of interest and principal on such timeshare loan shall be made when due; provided, further, the Servicer may, in accordance with applicable transaction documents, if any, grant a single extension of the final maturity of a timeshare loan if the Servicer, in its reasonable discretion, determines that (A) such timeshare loan is in default or a default on such timeshare loan is likely to occur in the foreseeable future and (B) the value of such timeshare loan will be enhanced by such extension; provided, further, the Servicer shall not be permitted to modify, waive or amend the terms of any timeshare loan if the sum of the loan balance of such timeshare loan and the loan balances of all other timeshare loans for which the Servicer has modified, waived or amended the terms thereof exceeds the allowed percentage for any facility or other transaction (if applicable).

The decision to offer an extension to an obligor must be approved by the Collection Manager and the Vice President, Mortgage Operations who consider all the facts and circumstances regarding the obligor’s situation, including a detailed review of the collection notes pertaining to the conversations between the obligor and the applicable collector. If, in the professional judgment of the Collection Manager and the Vice President, Mortgage Operations, granting an extension can assist the obligor in “saving” his/her ownership interest and “curing” the delinquency, it may be granted pursuant to the related transaction documents (if applicable). The loan must be at least sixty days delinquent and is typically offered due to some type of hardship with the obligor. If the loan is sixty days past due the obligor must make at least one payment, any loan ninety days or greater requires the obligor to make two payments before the extension can be executed. Extensions are not normally granted to a loan in excess of 150 days past due. An extension agreement explaining the terms is sent in a prepaid overnight package to the obligor. The agreement states that the Servicer will accept the payment(s) made by the obligor and advance the due date to bring the loan current and modify the maturity date by the number of payments extended. The agreement must be signed and witnessed and sent back to the Mortgage Collection Department. All other terms and conditions in the note shall be and remain in full force and effect. Other modifications, waivers or amendments may be provided after a natural disaster or act of terror (sometimes referred to as “force majeure loans”) as allowed under the applicable transaction documents.

The foregoing procedures however, may be revised from time to time as the need arises with appropriate consent for material changes.

Exhibit A-2

Exhibit B

LOST NOTE AFFIDAVIT

STATE OF ___________

COUNTY OF _________

______________ (“Affiant”), on behalf of and as _________________ of __________________________, a ___________ (the “Seller”), being duly sworn, deposes and says:

1.         This Lost Note Affidavit is being delivered by the Affiant pursuant to Section 10.2(h) of the Loan Sale and Servicing Agreement (the “Agreement”), dated as of _____________, 2010 by and between the Seller, Quorum Federal Credit Union, a federally chartered credit union, as the Buyer, and the other parties thereto. Unless otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Agreement.

2.         That ____________________________________________ has issued an [Obligor Note][Owner Beneficiary Agreement] evidencing a Timeshare Loan dated __________________ in the principal amount of $_________________ [(the “Original Note”)] [(the “Original Agreement”)] to ______________________].

3.         The [Original Note][Owner Beneficiary Agreement] has been lost, destroyed, or stolen so that it cannot be found or produced, and the Seller has not endorsed, assigned, sold, pledged, hypothecated, negotiated or otherwise transferred the [Original Note][Owner Beneficiary Agreement] or an interest therein.

 4.       That the Seller has made a diligent effort to find the [Original Note][Original Agreement].

5.         It is understood by the Seller that if the [Original Note][Original Agreement] is found, that it will surrender said [Original Note][Original Agreement] to the Custodian or its permitted successors and assigns in exchange for this Lost Note Affidavit.

___________________________________

Printed Name: ________________________

The foregoing affidavit was sworn to and subscribed before me this _____ day of _____________, _______, by ______________, as _______________________ of ____________________________________, who is personally known to me or who has produced ____________________ as identification and who did take an oath.

___________________________________

(AFFIX NOTARIAL SEAL)	Notary Public, State of __________
(Name)
Commission Number: _________________	My Commission Expires:

Exhibit B

Exhibit C

RESERVED

Exhibit C

Exhibit D

CREDIT POLICY

Credit Policy

Customer financing on sales of timeshare interests requires (a) that the obligor (which may include one or more persons) has made a down payment by cash, check, credit card or otherwise of at least 10% (or 20% in limited circumstances) of the actual purchase price (including closing costs) of the timeshare property (which down payment may, (i) in the case of upgrade club loans, be represented in whole or in part by the down payment made and principal payments paid since the initial date of origination in respect of the related original club loan, (ii) in the case of a sampler converted loan, be represented in whole or in part by the down payment made and principal payments paid since the date of origination in respect of the related sampler loan, and (iii) in the case of an upgrade or sampler conversion, be represented in whole or in part by the amount paid where the obligor has paid in full at the point of sale for the original timeshare property or sampler membership, as applicable, (b) an executed mortgage note and mortgage or, in the case of sales in the La Cabana Resort, an owner beneficiary agreement, and (c) other closing documents between the originator and the purchaser. Bluegreen Corporation and its affiliates, as applicable, (together the “Company”) encourages purchasers to make increased down payments or opt for a loan term of 5 or 7 years by offering a lower interest rate. In addition, purchasers who do not elect to participate in the Company's pre-authorized checking payment plan are charged interest at a rate which is one percent greater than the otherwise prevailing rate, where allowed by applicable laws and regulations.

Prior to December 15, 2008, the Company’s customer financing was not subject to any significant loan underwriting criteria and no FICO® score was obtained prior to extending credit. The Company implemented a formal FICO® score-based credit underwriting program effective December 15, 2008. Following implementation, the Company no longer provided financing to customers with FICO® scores below 500 and new customers with FICO® scores between 500 and 599 were required to make a minimum cash down payment of 20%. Effective January 1, 2010, the Company further increased its credit underwriting standards and no longer provides financing to new customers with FICO® scores below 575 and new customers with FICO® scores between 575 and 599 are required to make a minimum cash down payment of 20%.

Exhibit D

Exhibit E

SALE NOTICE

Date: __________

This Sale Notice is pursuant to the Loan Sale and Servicing Agreement dated as of ______________________, 20__, by and among [insert legal name of seller], as the Seller, Quorum Federal Credit Union, as the Buyer, Bluegreen Corporation, as Servicer, Vacation Trust, Inc., as the Club Trustee, Concord Servicing Corporation, as Back-Up Servicer and U.S. Bank National Association, as the Custodian and Paying Agent (“Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. The Seller proposes to sell to the Buyer the Timeshare Loans described below:

Proposed Sale Date:	_________________
Aggregate principal balance of Sale Date Loan Pool:	$______________
Number of Timeshare Loans in Sale Date Loan Pool:	________
Range of balances of Timeshare Loans:	$___________	to $____________

Aggregate balance, shown as a percentage, of Timeshare Loans in the Sale Date Loan Pool to, without duplication, non-U.S. domiciled Obligors, or do not have a FICO Score or a FICO Score below 600:____%

Range of seasoning of Timeshare Loans: _____________ months to ___________ months                                            Aggregate balance, shown as a percentage, of Timeshare Loans in the Sale Date Loan Pool secured by a right-to-use Timeshare Property with a finite use to Timeshare Loans in the Sale Date Loan Pool: ____________%

Sale Date Loan Pool Number: ____________

An electronic file detailing each Timeshare Loan is hereby delivered to the Buyer with this Sale Notice.

Unless a Buyer’s purchase confirmation is received by the Seller before 12 pm one (1) business day prior to the Sale Date, this offer of sale shall expire; provided, however, that during the Commitment Purchase Period, the Buyer, pursuant to Section 2.1(b) of the Agreement, shall deliver the Buyer Commitment Purchase Confirmation to the Seller by such date and time.

___________________________, as Seller

By: _______________________________

Name: _____________________________

Title: ______________________________

Address: ___________________________

Attention: __________________________

Telephone: _________________________

Facsimile: __________________________

Exhibit E

Exhibit F1

BUYER COMMITMENT PURCHASE CONFIRMATION

Date: ____________

The Buyer agrees to purchase Sale Date Timeshare Loan Pool Number __________________ on the terms and conditions set forth in the Loan Sale and Servicing Agreement dated as of _____________________, 20__ by and among [insert legal name of seller], as the Seller, Quorum Federal Credit Union, as the Buyer, Bluegreen Corporation, as the Servicer, Concord Servicing Corporation, as the Back-Up Servicer and the other parties thereto (the “Agreement”) as supplemented below:

A.	Aggregate principal balance of the Sale Date Loan Pool: $___________
B.	Buyer’s Purchase Price Percentage: ________%
C.	Initial Purchase Price Installment: $___________ [insert amount equal to the product of item A and item B above, less item F below]
D.

Program Fee Rate: ___% per annum during the first six (6) months of the Commitment Purchase Period, and thereafter at a per annum rate no greater than the Maximum Program Fee Rate for the related Maximum Program Fee Rate Period.

E.	Reserved
F.	Loan Purchase Fee: $______ [insert amount equal to the product of (i) [ ]% and (ii) the outstanding principal loan balance of the related Sale Date Loan Pool]
G.	Timeshare Portfolio Performance Event triggers:
a.	Delinquency Level: ___________%
b.	Default Level: ___________%

c.	Cumulative Default Level (see Table 1 attached hereto)

H.	The Initial Purchase Price Installment has been calculated as follows:

(i)	The product of the aggregate principal balance of the Sale Date Loan Pool and Buyer’s Purchase Price Percentage: $____________

Less

(ii)	The product of the aggregate principal balance of the Sale Date Loan Pool and the Loan Purchase Fee: $____________

Exhibit F1-1

The electronic file detailing each Timeshare Loan is hereby delivered to the Seller with this purchase confirmation.

This Buyer Commitment Purchase Confirmation is provided under the provisions of Section 2.1(b) of the Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

QUORUM FEDERAL CREDIT UNION, as Buyer

By:	____________________________________
	Name:	Bruno Sementilli
	Title:	President

	Address:	2 Manhattanville Road
Suite 401
Purchase, NY 10577
	Attention:	President/CEO
	Telephone:	914-641-3739
	Facsimile:	914-641-3777

[insert legal name of seller], as Seller

By:	_____________________________
Name:	_______________________
Title:	_______________________

Address: ___________________________
Attention: __________________________
Telephone: _________________________

Facsimile: __________________________

Exhibit F1-2

Table 1 to Buyer Commitment Purchase Confirmation

Cumulative Default Levels

[See Attached]

Exhibit F1-3

Exhibit F2

BUYER PURCHASE CONFIRMATION

Date: ____________

The Buyer agrees to purchase Sale Date Timeshare Loan Pool Number __________________ on the terms and conditions set forth in the Loan Sale and Servicing Agreement dated as of _____________________, 20__ by and among [insert legal name of seller], as the Seller, Quorum Federal Credit Union, as the Buyer, Bluegreen Corporation, as the Servicer, Concord Servicing Corporation, as the Back-Up Servicer and the other parties thereto (the “Agreement”) as supplemented below:

A.	Aggregate principal balance of the Sale Date Loan Pool: $___________
B.	Buyer’s Purchase Price Percentage: _________%
C.	Initial Purchase Price Installment: $___________ [insert amount equal to the product of item A and item B above, less item F below]
D.	Program Fee Rate: ______________%
E.	Reserved
F.	Loan Purchase Fee: $________ [insert amount equal to the product of (i) [ ]% and (ii) the outstanding principal loan balance of the related Sale Date Loan Pool]
G.	Timeshare Portfolio Performance Event triggers:
a.	Delinquency Level: ___________%
b.	Default Level: ___________%

c.	Cumulative Default Level (see Table 1 attached hereto)

H.	The Initial Purchase Price Installment has been calculated as follows:

(i)	The product of the aggregate principal balance of the Sale Date Loan Pool and Buyer’s Purchase Price Percentage: $____________

Less

(ii)	The product of the aggregate principal balance of the Sale Date Loan Pool and the Loan Purchase Fee: $____________

The electronic file detailing each Timeshare Loan is hereby delivered to the Seller with this purchase confirmation adjusted by deleting all Timeshare Loans rejected by the Buyer.

Exhibit F2-1

The Buyer has rejected the following loans for the undernoted reasons:

This Buyer Purchase Confirmation is provided under the provisions of Section 2.1(c) of the Agreement and unless the Buyer has received the undernoted notice rejecting this confirmation by 3 pm (New York City Time) on the business day prior to the sale date, the transaction shall close on the Sale Date. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

QUORUM FEDERAL CREDIT UNION, as Buyer

By:	____________________________________
	Name:	Bruno Sementilli
	Title:	President

	Address:	2 Manhattanville Road
Suite 401
Purchase, NY 10577
	Attention:	President/CEO
	Telephone:	914-641-3739
	Facsimile:	914-641-3777

PURCHASE CONFIRMATION REJECTED THIS ____ DAY OF _________________.

[insert legal name of seller], as Seller

By:	_____________________________
Name:	_______________________
Title:	_______________________

Address: ___________________________
Attention: __________________________
Telephone: _________________________

Facsimile: __________________________

Exhibit F2-2

Table 1 to Buyer Purchase Confirmation

Cumulative Default Levels

[See Attached]

Exhibit F2-3

Exhibit G

MONTHLY SERVICER REPORT

[See Attached]

Exhibit G

Exhibit H

FORM OF SERVICER OFFICER’S CERTIFICATE

SERVICER OFFICER’S CERTIFICATE

The undersigned, an authorized representative of Bluegreen Corporation (the “Servicer”), based on the information available on the date of this Certificate, does hereby certify as follows:

1.         I am an authorized representative of the Servicer who has been authorized to issue this Officer’s Certificate on behalf of the Servicer.

2.       I have reviewed the data contained in the Monthly Servicer Report for the Due Period ended ______, _____ and the computations reflected in the Monthly Servicer Report attached hereto as Schedule A are true, correct and complete.

All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Agreement.

Bluegreen Corporation

By:  _______________________________________

       Name:

         Title: Authorized Representative

Date:

Exhibit H

Exhibit I

RECORD LAYOUT FOR DATA TAPES

[See Attached]

Exhibit I

Exhibit J

RESERVED

Exhibit J

Exhibit K

LOCAL COUNSEL OPINIONS

FOR RESORTS’ JURISDICTIONS

STATE/JURISDICTION	RESORT
Aruba	La Cabana Beach and Racquet Club
Florida	BG Daytona Seabreeze Condominium
BG Fountains Condominium
Casa Del Mar Beach Resort
Grande Villas at World Golf Village Condominium
Hammocks at Marathon Condominium
Oasis Lakes Resort, a Condominium
Orlando’s Sunshine Resort, a Condominium
Solara Surfside Condominium
Louisiana	Club La Pension
Michigan	Mountain Run at Boyne, a Condominium
Missouri	Big Cedar Wilderness Club Condominium
Bluegreen Wilderness Club at Long Creek Ranch, a Condominium
The Falls Village Resort, a Condominium
New Jersey	Intervals at the Atlantic Palace Condominium
Nevada	BG Club 36
Pennsylvania	The Suites at Hershey Condominium
South Carolina	BG Carolina Grande Horizontal Property Regime
BG SeaGlass Tower Resort Horizontal Property Regime
Harbour Lights Resort Horizontal Property Regime

Exhibit K-1

Lodge Alley Inn Horizontal Property Regime
Shorecrest Vacation Villas Horizontal Property Regime
Shorecrest Vacation Villas II Horizontal Property Regime
The Yachtsman Horizontal Property Regime
Tennessee	Laurel Crest Resort, a Condominium
MountainLoft Resort, a Condominium
MountainLoft Resort II, a Condominium
Virginia	BG Patrick Henry Square Vacation Ownership Program
Bluegreen Wilderness Traveler at Shenandoah Vacation Ownership Program
Shenandoah Crossing Farm and Country Club
Wisconsin	BG Pirate’s Lodge Condominium
Bluegreen Odyssey Dells, a Condominium
Christmas Mountain Campground
The Timbers at Christmas Mountain
The Villas at Christmas Mountain

Exhibit K-2

Exhibit L

WAIVER LETTER

Date:

U.S. Bank National Association, as Custodian of Quorum Federal Credit Union

1133 Rankin Street, Suite 100

St. Paul, Minnesota 55116

Quorum Federal Credit Union

2 Manhattanville Road, Suite 104

Purchase, New York 10577

BRFC-Q 2010 LLC,

4950 Communication Avenue, Suite 900

Boca Raton, Florida 33431

Attention:	Document Custody Services

Quorum Federal Credit Union

In accordance with Section 6.3 of that certain Loan Sale and Servicing Agreement (the “Loan Sale Agreement”), dated as of [____________, 2010], by and among Quorum Federal Credit Union, as Buyer, BRFC-Q 2010 LLC, as Seller, Bluegreen Corporation, as Servicer, Vacation Trust, Inc. as Club Trustee, Concord Servicing Corporation, as Backup Servicer, and U.S. Bank National Association, as Custodian, the undersigned hereby irrevocably waives its option to repurchase and/or substitute any Defaulted Timeshare Loan listed on Exhibit A attached hereto.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Loan Sale Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereby by its duly authorized officer, as of the day and year written above.

BLUEGREEN CORPORATION

By:_____________________________________

Name: ___________________________________

Title: ____________________________________

Exhibit L

Exhibit M

ARUBA NOTICE

Date

«Name1»

«Na_addr1»

«Na_addr2»

«Na_city», «Na_State» «Na_zip» Re: Account No.: «Ln_Loan_No»

Dear Loan Customer:

This is to inform you that your timeshare loan has been assigned to Quorum Federal Credit Union.

Bluegreen Corporation will continue to service your loan and all the terms and conditions of your loan will remain the same.

If you are currently paying your loan by check, your permanent payment coupons will arrive under separate cover within the next few weeks. While awaiting your new coupons, (1) please continue to use your existing coupons, (2) make your checks payable to Bluegreen Corporation, and (3) mail both together to: [Quorum Federal Credit Union, P.O. Box [•], Boston, MA 02241-3586.]

If you are currently paying your loan by automated bank draft, Bluegreen Corporation will continue to automatically debit your account by means of electronic transfers.

Should you have any questions regarding this assignment, please call our Customer Service Department at 1-800-330-1367.

Sincerely,

Bluegreen Corporation	Bluegreen Properties N.V.

Customer Service Representative

Note: Your timeshare loan was first assigned by Bluegreen Properties N.V. to Bluegreen Corporation, then to BRFC-Q 2010 LLC, then finally to Quorum Federal Credit Union.

Exhibit M

Exhibit N

CLUB TRUST AGREEMENT

Exhibit N

Exhibit O

ACH FORM

BLUEGREEN CORPORATION

Authorization to Start ACH Payment Processing

NOTE: In the case of an equity trade, pre-authorized withdrawal (PAC) will continue on existing loan until new loan is active. Any payment received on the existing loan after the closing date of the new loan will be applied to the principal of the new loan.

INSTRUCTIONS:

1.	Complete authorization. Name and address of bank must be completed below. *
2.	Attach a payer's blank check marked "VOID"

PLEASE TAPE A VOID CHECK TO THIS AREA (DO NOT USE STAPLES) Bank Routing No. _____/_____/_____/_____/_____/_____/_____/_____/_____ Bank Account No. _________________________________________________

CONTRACT NO.	AUTHORIZATION
Name of Depositor	(PRlNT AS SHOWN ON BANK RECORDS)

To the Bank Specified Below: I authorize you to pay checks or electronic or other orders ("Withdrawals") drawn or initiated by __________________________________________ or its designee and payable to it or its designee and to charge the same to my account with you which is identified below. This authorization will remain in effect until revoked by me in writing. Until you actually receive notice of such revocation, I agree that you shall be fully protected in honoring any such Withdrawal. I agree that your treatment of each Withdrawal, and your rights in respect to it, shall be the same as if it were signed or initiated personally by me.

X

Signature of depositor(s) shown on bank records for account to which this authorization is applicable

Name and Address of bank (or branch) where account is maintained. Include zip code.

Exhibit O

Exhibit P

QUORUM CLOSED DATES

Quorum Federal Credit Union

Remaining 2010 Closed Days

2011 Closed Days

2010 Closed Days

Thanksgiving Day	Thursday, November 25, 2010
Friday, November 26, 2010
Christmas Eve	Friday, December 24, 2010
New Year’s Day	Friday, December 31, 2010

2011 Closed Days

Memorial Day	Friday, May 27, 2011
Monday, May 30, 2011

Independence Day	Friday, July 1, 2011
Monday, July 4, 2011

Labor Day	Friday, September 2, 2011
Monday, September 5, 2011

Thanksgiving Day	Thursday, November 24, 2011
Friday, November 25, 2011

Christmas Day	Monday, December 26, 2011

Exhibit P

Exhibit Q

RESORT RATINGS

Resort Name	RCI Rating	Interval Int’l Rating
Casa del Mar Beach Resort	Hospitality
Daytona SeaBreeze	Gold Crown
The Fountains	Gold Crown
Grande Villas at World Golf Village	Gold Crown
The Hammocks at Marathon	Gold Crown
Orlando’s Sunshine Resort I & II	Silver Crown/ Gold Crown
Solara Surfside	Gold Crown
Bluegreen Club La Pension	Hospitality
Mountain Run at Boyne	Gold Crown
The Falls Village	Gold Crown
The Atlantic Palace	Standard
BG Club 36	Gold Crown
The Suites at Hershey	Gold Crown
Carolina Grande	Gold Crown
Harbour Lights	Gold Crown
SeaGlass Tower	Gold Crown
The Lodge Alley Inn	Silver Crown
Shore Crest Vacation Villas	Gold Crown/Silver Crown
Laurel Crest	Hospitality
MountainLoft I & II	Standard/Gold Crown

Exhibit Q-1

Shenandoah Crossing	Hospitality
Bluegreen Wilderness Traveler at Shenandoah	Hospitality
Christmas Mountain Village	Silver Crown
Bluegreen Odyssey Dells	Silver Crown
La Cabana Beach Resort and	Five Star

Racquet Club

Exhibit Q-2

Exhibit R

MONTHLY BUYER NOTICE

Date: _____________

Subject to the terms and conditions of the Loan Sale and Servicing Agreement (the “Agreement”) dated as of _____________________, 20__ by and among [insert legal name of seller], as the Seller, Quorum Federal Credit Union, as the Buyer, Bluegreen Corporation, as the Servicer, Concord Servicing Corporation, as the Back-Up Servicer, and the other parties thereto, the Buyer is willing to purchase timeshare loans during the calendar month immediately following the calendar month set forth above, which meet the following criteria:

A.	Aggregate principal balance of the Sale Date Loan Pool: $___________
B.	Buyer’s Purchase Price Percentage: _________%
C.	Initial Purchase Price Installment: $___________ [insert amount equal to the product of item A and item B above, less item E below]
D.	Program Fee Rate: ______________%
E.	Loan Purchase Fee: $________ [insert amount equal to the product of (i) ☐% and (ii) the outstanding principal loan balance of the related Sale Date Loan Pool]
F.	Timeshare Portfolio Performance Event triggers:
a.	Delinquency Level: ___________%
b.	Default Level: ___________%

c.	Cumulative Default Level (see Table 1 attached hereto)

Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

QUORUM FEDERAL CREDIT UNION, as Buyer

By:	____________________________________
	Name:	Bruno Sementilli
	Title:	President

	Address:	2 Manhattanville Road
Suite 401
Purchase, NY 10577
	Attention:	President/CEO
	Telephone:	914-641-3739
	Facsimile:	914-641-3777

Exhibit R-1

Table 1 to Monthly Buyer Notice

Cumulative Default Levels

[See Attached]

Exhibit R-2

Exhibit S

FORM OF COMMITMENT PURCHASE PERIOD TERMS LETTER

QUORUM FEDERAL CREDIT UNION

2 Manhattanville Road

Suite 401

Purchase, NY 10577

Dated as of December 22, 2010

Allan J Herz

President and Assistant Treasurer

BRFC-Q 2010 LLC

4950 Communication Avenue, Suite 900

Boca Raton, Florida 33431

Re:	Commitment Purchase Period Terms Letter; Initial Terms Governing Sale of Timeshare Loans by BRFC-Q 2010 LLC (the “Seller”) to Quorum Federal Credit Union (the “Buyer”)

Dear Mr. Herz:

The Buyer agrees to purchase Sale Date Timeshare Loan Pools during the Commitment Purchase Period on the terms and conditions set forth in the Loan Sale and Servicing Agreement dated as of December 22, 2010, by and among the Seller, the Buyer, Bluegreen Corporation, as the Servicer, Concord Servicing Corporation, as the Back-Up Servicer and the other parties thereto (the “Agreement”) as supplemented below:

A.	Buyer’s Purchase Price Percentage: No less than __% during the first six months of the Commitment Purchase Period.
B.

Program Fee Rate: _% per annum for purchases during the first six (6) months of the Commitment Purchase Period, and purchases thereafter at a per annum rate no greater than the Maximum Program Fee Rate for the related Maximum Program Fee Rate Period.

C.	Loan Purchase Fee: the product of (i) __% and (ii) the outstanding principal loan balance of the related Sale Date Loan Pool.
D.	Timeshare Portfolio Performance Event triggers:

a.   Delinquency Level: ____% during the first six months of the Commitment Purchase Period

Exhibit S-1

b.   Default Level: ___% during the first six months of the Commitment Purchase Period

c.   Cumulative Default Level: Table 1 attached hereto during the first six months of the Commitment Purchase Period

This letter is provided pursuant to the provisions of Section 2.1(b) of the Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

QUORUM FEDERAL CREDIT UNION, as Buyer

By:	____________________________________
	Name:	Bruno Sementilli
	Title:	President

	Address:	2 Manhattanville Road
Suite 401
Purchase, NY 10577
	Attention:	President/CEO
	Telephone:	914-641-3739
	Facsimile:	914-641-3777

ACKNOWLEDGED AND AGREED TO:

BRFC-Q 2010 LLC, as Seller

By:	_____________________________
Name:	_______________________
Title:	_______________________

Address: ___________________________
Attention: __________________________
Telephone: _________________________

Facsimile: __________________________

Exhibit S-2

Table 1 to Commitment Purchase Period Terms Letter

Cumulative Default Levels

[See Attached]

Exhibit S-3

Annex A

STANDARD DEFINITIONS

Exhibit A